ASSET PURCHASE AGREEMENT

                                     BETWEEN

                            GENERAL ELECTRIC COMPANY

                                       AND

                             A. O. SMITH CORPORATION



                            Dated as of May 13, 1998

                                TABLE OF CONTENTS

   1.   PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . .    1
        1.1.  Definition of "Business".  . . . . . . . . . . . . . . . .    1
        1.2.  Assets to be Transferred . . . . . . . . . . . . . . . . .    1
        1.3.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . .    3

   2.   ASSUMPTION OF LIABILITIES  . . . . . . . . . . . . . . . . . . .    5
        2.1.  Liabilities to be Assumed  . . . . . . . . . . . . . . . .    5
        2.2.  Liabilities Not to be Assumed  . . . . . . . . . . . . . .    6
        2.3.  Right to Contest . . . . . . . . . . . . . . . . . . . . .    8

   3.   PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . . .    9
        3.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . . .    9
        3.2.  Consideration  . . . . . . . . . . . . . . . . . . . . . .    9
        3.3.  Determination of Net Asset Value . . . . . . . . . . . . .   10
        3.4.  Allocation of Purchase Price . . . . . . . . . . . . . . .   13

   4.   REPRESENTATIONS AND WARRANTIES OF COMPANY  . . . . . . . . . . .   13
        4.1.  Corporate  . . . . . . . . . . . . . . . . . . . . . . . .   13
        4.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . . .   14
        4.3.  No Violation . . . . . . . . . . . . . . . . . . . . . . .   14
        4.4.  Financial Statements . . . . . . . . . . . . . . . . . . .   15
        4.5.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .   15
        4.6.  Accounts Receivable  . . . . . . . . . . . . . . . . . . .   15
        4.7.  Inventory  . . . . . . . . . . . . . . . . . . . . . . . .   16
        4.8.  Absence of Certain Changes . . . . . . . . . . . . . . . .   16
        4.9.  Absence of Undisclosed Liabilities . . . . . . . . . . . .   17
        4.10.     No Litigation  . . . . . . . . . . . . . . . . . . . .   18
        4.11.     Compliance With Laws and Orders  . . . . . . . . . . .   18
        4.12.     Title to and Condition of Properties . . . . . . . . .   20
        4.13.     Insurance  . . . . . . . . . . . . . . . . . . . . . .   22
        4.14.     Contracts and Commitments  . . . . . . . . . . . . . .   22
        4.15.     Labor Matters  . . . . . . . . . . . . . . . . . . . .   24
        4.16.     Employee Benefit Plans . . . . . . . . . . . . . . . .   25
        4.17.     Employees; Compensation  . . . . . . . . . . . . . . .   25
        4.18.     LPPP . . . . . . . . . . . . . . . . . . . . . . . . .   25
        4.19.     Major Customers and Suppliers  . . . . . . . . . . . .   26
        4.20.     Product Warranty and Product Liability . . . . . . . .   26
        4.21.     Certain Relationships to Company . . . . . . . . . . .   27
        4.22.     Assets and Services Necessary to Business  . . . . . .   27
        4.23.     No Brokers or Finders  . . . . . . . . . . . . . . . .   27
        4.24.     Disclosure . . . . . . . . . . . . . . . . . . . . . .   27

   5.   REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . .   27
        5.1.  Corporate  . . . . . . . . . . . . . . . . . . . . . . . .   28
        5.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . . .   28
        5.3.  No Violation . . . . . . . . . . . . . . . . . . . . . . .   28
        5.4.  No Brokers or Finders  . . . . . . . . . . . . . . . . . .   29
        5.5.  Financial Capability . . . . . . . . . . . . . . . . . . .   29

   6.   EMPLOYEES - EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . .   29
        6.1.  Continuation of Employment and Benefit Plans . . . . . . .   29
        6.2.  Retained Responsibilities  . . . . . . . . . . . . . . . .   30
        6.3.  Payroll Tax  . . . . . . . . . . . . . . . . . . . . . . .   30
        6.4.  Termination Benefits . . . . . . . . . . . . . . . . . . .   30
        6.5.  Non-Facility Employees . . . . . . . . . . . . . . . . . .   31
        6.6.  No Third Party Rights  . . . . . . . . . . . . . . . . . .   31

   7.   OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . .   31
        7.1.  Title Insurance  . . . . . . . . . . . . . . . . . . . . .   31
        7.2.  Surveys  . . . . . . . . . . . . . . . . . . . . . . . . .   31
        7.3.  Certificates of Occupancy  . . . . . . . . . . . . . . . .   32
        7.4.  Confidentiality  . . . . . . . . . . . . . . . . . . . . .   32
        7.5.  Noncompetition . . . . . . . . . . . . . . . . . . . . . .   32
        7.6.  [intentionally omitted]  . . . . . . . . . . . . . . . . .   35
        7.7.  HSR Act Filings  . . . . . . . . . . . . . . . . . . . . .   35
        7.8.  Product Liability Matters  . . . . . . . . . . . . . . . .   36
        7.9.  Use of Names . . . . . . . . . . . . . . . . . . . . . . .   36
        7.10.     Licensed Information . . . . . . . . . . . . . . . . .   37
        7.11.     Access to Information and Records  . . . . . . . . . .   37
        7.12.     Cash Management; Intercompany Accounts . . . . . . . .   39
        7.13.     Certain Agreements . . . . . . . . . . . . . . . . . .   40

   8.   FURTHER PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . .   40
        8.1.  Conduct of Business Pending the Closing  . . . . . . . . .   40
        8.2.  Further Actions  . . . . . . . . . . . . . . . . . . . . .   42
        8.3.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . .   42
        8.4.  Communication Plan . . . . . . . . . . . . . . . . . . . .   43

   9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . . .   43
        9.1.  Representations and Warranties True on the Closing Date  .   43
        9.2.  Compliance With Agreement  . . . . . . . . . . . . . . . .   44
        9.3.  Absence of Litigation  . . . . . . . . . . . . . . . . . .   44
        9.4.  Consents and Approvals . . . . . . . . . . . . . . . . . .   44
        9.5.  Hart-Scott-Rodino Waiting Period . . . . . . . . . . . . .   44

   10.  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS  . . . . . . . . .   44
        10.1.     Representations and Warranties True on the Closing
                  Date . . . . . . . . . . . . . . . . . . . . . . . . .   44
        10.2.     Compliance With Agreement  . . . . . . . . . . . . . .   44
        10.3.     Absence of Litigation  . . . . . . . . . . . . . . . .   44
        10.4.     Consents and Approvals . . . . . . . . . . . . . . . .   44
        10.5.     Hart-Scott-Rodino Waiting Period . . . . . . . . . . .   45

   11.  INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . .   45
        11.1.     By Company . . . . . . . . . . . . . . . . . . . . . .   45
        11.2.     By Buyer . . . . . . . . . . . . . . . . . . . . . . .   46
        11.3.     Indemnification of Third-Party Claims  . . . . . . . .   46
        11.4.     Payment  . . . . . . . . . . . . . . . . . . . . . . .   47
        11.5.     Limitations on Indemnification . . . . . . . . . . . .   48
        11.6.     No Waiver  . . . . . . . . . . . . . . . . . . . . . .   49
        11.7.     Set Off  . . . . . . . . . . . . . . . . . . . . . . .   49
        11.8.     Tax and Insurance Offset . . . . . . . . . . . . . . .   49
        11.9.     Exclusive Remedy . . . . . . . . . . . . . . . . . . .   50

   12.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
        12.1.     Documents to be Delivered by Company . . . . . . . . .   51
        12.2.     Documents to be Delivered by Buyer . . . . . . . . . .   51

   13.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . .   52
        13.1.     Right of Termination Without Breach  . . . . . . . . .   52
        13.2.     Termination for Breach . . . . . . . . . . . . . . . .   53

   14.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .   54
        14.1.     Disclosure Schedule  . . . . . . . . . . . . . . . . .   54
        14.2.     Further Assurance  . . . . . . . . . . . . . . . . . .   54
        14.3.     Publicity  . . . . . . . . . . . . . . . . . . . . . .   54
        14.4.     Assignment; Parties in Interest  . . . . . . . . . . .   54
        14.5.     Equitable Relief . . . . . . . . . . . . . . . . . . .   55
        14.6.     Law Governing Agreement  . . . . . . . . . . . . . . .   55
        14.7.     Amendment and Modification . . . . . . . . . . . . . .   55
        14.8.     Notice . . . . . . . . . . . . . . . . . . . . . . . .   55
        14.9.     Expenses . . . . . . . . . . . . . . . . . . . . . . .   57
        14.10.    Negotiation  . . . . . . . . . . . . . . . . . . . . .   58
        14.11.    Interpretive Provisions  . . . . . . . . . . . . . . .   58
        14.12.    Entire Agreement . . . . . . . . . . . . . . . . . . .   58
        14.13.    Counterparts . . . . . . . . . . . . . . . . . . . . .   59
        14.14.    Headings . . . . . . . . . . . . . . . . . . . . . . .   59

                                    SCHEDULES

   Schedule 1.2.(a)         -    Owned Real Property
   Schedule 1.2.(d)         -    Personal Property Leases
   Schedule 4.3             -    Violation, Conflict, Default
   Schedule 4.4             -    Financial Statements
   Schedule 4.5             -    Tax Returns (Exceptions to Representations)
   Schedule 4.6             -    Accounts Receivable (Aged Schedule)
   Schedule 4.7             -    Inventory
   Schedule 4.8             -    Certain Changes
   Schedule 4.9             -    Off-Balance Sheet Liabilities
   Schedule 4.10            -    Litigation Matters
   Schedule 4.11.(a)        -    Non-Compliance with Laws
   Schedule 4.11.(b)        -    Licenses and Permits
   Schedule 4.11.(c)        -    Environmental Matters (Exceptions to
                                 Representations)
   Schedule 4.12.(a)(i)     -    Pre-Closing Liens
   Schedule 4.12.(a)(ii)    -    Post-Closing Liens
   Schedule 4.12.(b)        -    Defects
   Schedule 4.12.(d)        -    Condemnations
   Schedule 4.14.(a)        -    Real Property Leases
   Schedule 4.14.(c)        -    Purchase Commitments
   Schedule 4.14.(d)        -    Sales Commitments
   Schedule 4.14.(e)        -    Contingent Employees
   Schedule 4.14.(g)        -    Loan Agreements, etc.
   Schedule 4.14.(h)        -    Guarantees
   Schedule 4.14.(i)        -    Government Contracts
   Schedule 4.14.(k)        -    Material Contracts
   Schedule 4.15            -    Labor Matters
   Schedule 4.16.(a)        -    Employee Plans/Agreements
   Schedule 4.17            -    Employees; Compensation
   Schedule 4.19.(a)        -    Major Customers
   Schedule 4.19.(b)        -    Major Suppliers
   Schedule 4.19.(c)        -    Dealers and Distributors
   Schedule 4.20            -    Product Warranty, Warranty Expense and
                                 Liability Claims
   Schedule 4.21            -    Contracts with Affiliates
   Schedule 4.22            -    Assets and Services Necessary to Business
                                 (Excluded)



                                    EXHIBITS

   Exhibit 1.1              -    Products
   Exhibit 1.2.(b)          -    Personal Property
   Exhibit 1.2.(i)          -    Fort Wayne Assets
   Exhibit 2.1.(a)          -    Assumed Balance Sheet Liabilities
   Exhibit 2.1.(b)          -    Contractual Liabilities
   Exhibit 6.1.(a)          -    Employee Benefits
   Exhibit 6.5              -    Non-Facility Salaried Employees
   Exhibit 7.13.(a)         -    Technology License Agreement
   Exhibit 7.13.(b)         -    Transition Services Agreement
   Exhibit 7.13.(c)         -    Materials Purchase Agreement
   Exhibit 8.4              -    Communication Plan

                            ASSET PURCHASE AGREEMENT


             ASSET PURCHASE AGREEMENT (this "Agreement") dated as of May 13, 1998, by and between A. O. Smith Corporation, a Delaware corporation ("Buyer"), and General Electric Company, a New York corporation ("Company").


                                    RECITALS

             WHEREAS, Company is engaged, through its General Electric Industrial Control Systems Division (the "Division"), in the design, manufacture and sale of electric motors.

             WHEREAS, Company carries on the Business (as hereinafter defined) primarily through the Division at Company's facility in Scottsville, Kentucky (the "Facility").

             WHEREAS, Buyer desires to purchase from Company, and Company desires to sell to Buyer, the operations and substantially all of the property and assets of the Business, on the terms and subject to the conditions set forth herein.

             NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

   1.   PURCHASE AND SALE OF ASSETS

        1.1. Definition of "Business". As used herein, "Business" shall mean the manufacture, production, marketing, distribution, sale and related research and development by Company, but not by GE Motors Private Limited, a corporation organized under the laws of Singapore ("Singapore Sub"), of the Products (as defined on Exhibit 1.1). Such term shall include, except as otherwise specifically provided herein, all operations carried on by or related to products associated by trade name or otherwise with Company or the Division that are related to the Business on the date hereof. Where the context allows, the term "Business" shall also mean Company insofar as the operation of the Business, as above defined, is concerned. As used herein, "Combined Business" shall mean the Business and the hermetic electric motors operations of Singapore Sub.

        1.2. Assets to be Transferred. Subject to the terms and conditions of this Agreement, and except as provided in Section 1.3, on the Closing Date Company shall sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to Buyer's Designees (as defined in Section 14.4.(a))), and Buyer shall purchase and accept, free and clear of all Liens (as defined in Section 4.12) of any nature whatsoever except those described in Schedule 4.12.(a)(ii), Permitted Liens (as defined in Section 4.12) and Permitted Real Property Liens (as defined in Section 4.12), all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Company (1) used, held for use or acquired or developed for use exclusively in the Business or (2) located at the Facility, in each case as such assets or rights exist on the Closing Date, but excluding the assets described in Section 1.3 (collectively, such assets, other than the assets subject to such exclusion, are referred to as the "Purchased Assets"). Company will take all such reasonable steps as may be necessary to put Buyer in actual possession and operating control of the Purchased Assets as of the Closing Date. The Purchased Assets shall include, but not be limited to, all the following assets or rights of Company, if and only if so used, held for use or acquired or developed exclusively in the Business or located at the Facility:

               1.2.(a)   Owned Real Property.  All of the real property,
        including fixtures, buildings, improvements and all appurtenant rights, owned by Company and described on Schedule 1.2.(a) (the "Owned Real Property").

               1.2.(b)   Personal Property.  All machinery, equipment,
        vehicles, tools, dies, molds and other tooling (including any rights in tools, dies, molds and other tooling in the possession of others), supplies, spare parts, furniture, packaging materials, including, without limitation, all fixed assets listed on Exhibit 1.2.(b), and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases (as defined in Section 1.2.(d))) (the "Personal Property").

               1.2.(c)   Inventory.  All inventories of raw materials,
        work-in-process, component parts and finished goods (including all such in transit on the Closing Date), together with related packaging materials (collectively, the "Inventory").

               1.2.(d)   Personal Property Leases.  Rights under all leases
        of machinery, equipment, vehicles, furniture and other personal property leased by Company and described in Schedule 1.2.(d) (the "Personal Property Leases").

               1.2.(e)   Contracts.  All Company's rights in, to and under
        all contracts, purchase orders, sales orders, licenses, leases, commitments and other agreements (hereinafter "Contracts") of Company other than Contracts that constitute Unassumed Liabilities (as defined in Section 2.2).

               1.2.(f)   Accounts Receivable.  All accounts receivable
        (including unbilled receivables) owed to the Business and reflected on the Final Closing Balance Sheet (as defined in Section 3.3.(d)).

               1.2.(g)   Licenses; Permits.  All licenses, permits,
        approvals, certifications and listings from governmental authorities of Company to the extent transferable (the "Licenses").

               1.2.(h)   General Intangibles.  All advance payments and
        prepaid items and expenses reflected on the Final Closing Balance Sheet, all rights of offset and credits, all causes of action, claims, demands, rights and privileges against third parties (including without limitation manufacturer and seller warranties of any goods, fixtures or services provided to Company) and other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

               1.2.(i)   Certain Fort Wayne Assets.  The tangible personal
        property identified on Exhibit 1.2.(i), which is located at Company's facility in Fort Wayne, Indiana (the "Fort Wayne Facility").

        1.3. Excluded Assets. Any contrary provisions of Section 1.2 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets of Company (the "Excluded Assets"):

               1.3.(a)   Cash and Cash Equivalents.  All cash and cash
        equivalents, other than petty cash balances used at the Facility.

               1.3.(b)   Consideration.  The consideration to be delivered by
        Buyer to Company pursuant to this Agreement and all other rights of Company under this Agreement and the Ancillary Agreements (as defined in Section 7.13).

               1.3.(c)   Tax Credits and Records.  Foreign, federal, state
        and local income and franchise tax credits and tax refund claims and associated returns and records.

               1.3.(d)   Certain Obligations of Affiliates.  Notes, drafts,
        accounts receivable or other obligations for the payment of money, made or owed to the Business by any Affiliate not arising in the ordinary course of the Business. For purposes hereof, "Affiliate" means with respect to any Person (as defined in Section 4.14.(h)), any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation to the foregoing, any Person owning more than 50% of the voting securities of a second Person shall be deemed to control that second Person.

               1.3.(e)   Business Name.  Any rights in or to the use of the
        name, mark, trade name, trademark or service mark incorporating "General Electric," "General Electric Company" or the letters "GE", or derivations thereof, or any of the logos of Company, except to the extent provided in Section 7.9.

               1.3.(f)   Assets Related to Unassumed Liabilities.  Any
        property, right or asset arising from and directly related to the defense, compromise, discharge or satisfaction of any of the Unassumed Liabilities.

               1.3.(g)   Certain Records.  All records, files and data
        pertaining primarily to any of the Excluded Assets or any of the Unassumed Liabilities.

               1.3.(h)   Corporate Franchise.  Company's franchise to be a
        corporation and its certificate of incorporation, by-laws, corporate seal, minute books, stock books and other corporate records pertaining to its corporate existence.

               1.3.(i)   Fort Wayne and Other Assets.  Other than the
        tangible personal property identified on Exhibit 1.2.(i), any asset or property located at the Fort Wayne Facility or any other facility of Company (other than the Facility, the leased storage space disclosed on Schedule 4.14.(a) or any space disclosed on Schedule 4.7) on the Closing Date.

               1.3.(j)   LPPP.  All Company's interests in any LPPP (as
        defined in the Technology License Agreement referred to in Section 7.13.(a) (the "Technology License Agreement")), as to which Buyer's rights shall be limited to those set forth in the Technology License Agreement and in Section 7.9.

               1.3.(k)   Business Information.  Subject to Section 7.10, all
        advertising material, sales literature, promotional literature, catalogs and similar or related materials, all books, records and files of Company of every kind, whether relating to past or current operations, including without limitation invoices, books of account, general, financial and personnel records, customer and vendor lists, and operating, advertising, promotional and marketing records and files, plans, production records, quality control records, packaging supply specifications, marketing plans, sales records and histories, market research data, label and shipping carton dies, films, photographs, color separations, prints, plates and graphic materials and artwork, including all amendments, correspondence and related materials with regard to any of the foregoing, all computerized books and records and all other documents or other embodiments of information of Company and all correspondence and other documents (collectively, the "Business Information").

               1.3.(l)   Foreign Currency and Commodity Hedge Contracts.  All
        Company's rights in, to and under foreign currency hedges, derivatives or any other type of instrument intended to eliminate or diminish foreign currency risk with respect to the Business ("Foreign Currency Hedge Contracts") or any commodity options, puts, calls or similar agreements with respect to commodities used by the Business ("Commodity Hedge Contracts").

               1.3.(m)   Contract Employees.  The rights of Company under and
        pursuant to Company's agency contract relating to contingent employees at the Facility.

               1.3.(n)   Computer Software.  All computer source codes,
        programs and other software, including all machine readable code, printed listings of code, documentation and related property and information of Company relating to the Business.

        1.4. Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, Personal Property Leases, Licenses, properties, rights or other assets of Company shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or governmental entity would be ineffective or would constitute a breach of the terms thereof or a violation of any law or regulation or would in any other way adversely affect the rights of Company (or Buyer as transferee or assignee) thereunder and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such Contracts, properties, rights or assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing Date to Buyer under this Agreement; and (ii) pending such consent or approval, Buyer shall assume or discharge the obligations of Company under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Company, and Company shall act as Buyer's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Buyer and Company shall use all commercially reasonable efforts (and bear their respective costs of such efforts) without payment of any material penalty, fee or any other amounts to any third parties, subject to Section 14.9, to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or assets underlying the Beneficial Rights to Buyer without material change in any of the material terms or conditions of such Contracts, properties, rights or assets, including without limitation their formal assignment or novation, if advisable. After the Closing, Buyer and Company will continue to use their commercially reasonable efforts to obtain any such consents or approvals. Buyer and Company will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the benefits of such Contracts, properties, rights and assets including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any liability or obligation under such Contracts, properties, rights or assets, to the extent such liability or obligation constitutes an Assumed Liability. If and to the extent that an arrangement reasonably acceptable to Buyer with respect to Beneficial Rights cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract, property, right or other asset and any such Contract, property, right or other asset shall not be deemed to be a Purchased Asset, and the related Liability shall not be deemed an Assumed Liability, hereunder.

   2.   ASSUMPTION OF LIABILITIES

        2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, liability, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, including without limitation Section 2.2, on the Closing Date, Buyer shall assume and agree to perform and discharge when and as due any and all Liabilities of Company exclusively relating to or exclusively arising in connection with the Business and the Purchased Assets (collectively the "Assumed Liabilities"), including without limitation:

               2.1.(a)   Final Closing Balance Sheet Liabilities.  The
        accounts payable and accrued Liabilities reflected or reserved against on the Final Closing Balance Sheet under the captions identified on Exhibit 2.1.(a) exclusively relating to or exclusively arising in connection with the Business and the Purchased Assets.

               2.1.(b)   Contractual Liabilities.  Company's Liabilities
        arising under and pursuant to the following Contracts:

                         (i) All Contracts described in any of Schedules 1.2.(d) or 4.14.(a) or Exhibit 2.1.(b).

                         (ii) Every other Contract entered into by Company exclusively in connection with the operation of the Business
               (A) prior to the date hereof or (B) after the date hereof and prior to the Closing in compliance with Section 8.1.

        The Contracts described in subsections 2.1.(b)(i) and (ii) above are hereinafter collectively described as the "Assumed Contracts."

               2.1.(c)   Liabilities Under Permits and Licenses.  Company's
        Liabilities arising under any permits or licenses assigned to Buyer.

               2.1.(d)   Warranty Liabilities.  Any Liability of Company for
        contractual warranty obligations pursuant to Company's product warranties relating to any Product manufactured at the Facility ("Assumed Warranty Liabilities").

   Except as provided in this Section 2.1, Buyer shall not assume any Liabilities of Company.

        2.2. Liabilities Not to be Assumed. Notwithstanding anything to the contrary set forth herein, including without limitation Section 2.1, Buyer is not assuming any Liabilities of Company of the following kind, character, nature and description (collectively, the "Unassumed Liabilities"), and all such Liabilities shall be and remain the responsibility of Company.

               2.2.(a)   Certain Contracts.  The obligations of Company under
        and pursuant to the following contracts and leases:

                         (i)    Foreign Currency Hedge Contracts and
        Commodity Hedge Contracts; and

                         (ii)   Company's agency Contract relating to
        contingent employees at the Facility.

               2.2.(b)   Taxes Arising from Transaction.  Any income or
        similar taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement.

               2.2.(c)   Taxes.  Any Liability of Company (whether or not
        arising out of the Business) for Taxes (as hereinafter defined), except that (i) Liability for transfer, registration and recording Taxes arising out of the consummation of the transactions contemplated by this Agreement shall be governed by Section 14.9.(c) and (ii) Liability for ad valorem, real property or personal property taxes exclusively relating to or exclusively arising in connection with the Business shall constitute Assumed Liabilities. As used herein, "Taxes" shall mean income, profit, payroll, social security, turnover, withholding, franchise, gross receipts, sales, use, transfer, registration, recording, value added, ad valorem, real or personal property, excise, occupation, customs, import and export or other taxes and governmental fees imposed by the United States, any foreign country, any state, municipality, subdivision or agency of the United States or any foreign country or any other governmental or other authority charged with levying taxes or fees, and all interest, penalties, deficiencies and assessments due on account thereof whether disputed or undisputed.

               2.2.(d)   Insured Claims.  Liabilities arising out of or
        relating to events occurring prior to the Closing that are covered by the insurance policies of Company in effect on or prior to the Closing Date, but only to the extent Company receives proceeds thereunder.

               2.2.(e)   Product Liability.  Any Liability of Company in the
        nature of product liability, including, without limitation, any Liability for claims made for injury to person, damage to property or other damage arising from, caused by or arising out of the design, manufacture, assembly, appropriateness for use, application, installation, sale, lease or license of any Product, or the rendering of any service, by Company prior to the Closing ("Product Liability"), except that Product Liability in respect of Products that Buyer ships after the Closing shall constitute Assumed Liabilities.

               2.2.(f)   Litigation.  Any Liability arising prior to the
        Closing with respect to any claim, complaint, action, suit, proceeding, arbitration or other alternative dispute resolution procedure, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), described in Schedule 4.10.

               2.2.(g)   Workers Compensation.  Any Liability of Company
        based upon workers compensation.

               2.2.(h)   Employee Obligations.  Except as expressly provided
        in Article 6, any Liability of Company under any Employee Plan/Agreement (as defined in Section 4.16.(a)) or the rights, obligations and liabilities incident to or incurred in connection with any Employee Plan/Agreement, including without limitation Liabilities of Company for incentive or bonus payments and Liabilities of Company associated with SFAS No. 87, 88, 106 and 112 accruals whether relating to current or former employees of Company in the Business, or for pay-in-lieu-of-notice, severance or termination pay.

               2.2.(i)   Environmental Liabilities.  All Liabilities arising
        under any Environmental Law (as defined in Section 4.11.(c)) in connection with any Environmental Action (as defined below) to the extent any such Environmental Action or Liability (A) is related in any way to Company's or any previous owner's or operator's ownership, operation or occupancy of the Business or the properties and assets being transferred to Buyer, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date, whether or not known to Buyer. As used herein, "Environmental Action" means any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, existence, transport, handling, holding, removal, abatement, remediation, recycling, reclamation, management, disposal, emission, discharge, storage, escape, seepage, leakage or release of, or threatened release of, any Waste (as defined below). As used herein, "Waste" means pollutants, contaminants, chemicals, compounds or toxic, hazardous or petroleum or petroleum-based substances or wastes, waste waters or byproducts, including asbestos, polychlorinated biphenyls ("PCBs") or urea formaldehyde (which asbestos, PCBs or urea formaldehyde are as of the Closing Date in noncompliant form or condition), or addressed by any Environmental Law. The Liabilities excluded pursuant to this Section 2.2.(i) include, without limitation, Liabilities arising under any applicable federal or state Environmental Law, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA").

               2.2.(j)   Special Bonuses.  Liabilities resulting from any
        special incentive or other bonus agreements or arrangements between Company and any of its employees relating primarily to the consummation of the transactions contemplated by this Agreement, except to the extent awarded or entered into at the written request of Buyer.

        2.3. Right to Contest. The assumption of and agreement by Buyer to pay, perform and discharge, as the case may be, the Assumed Liabilities shall not prohibit Buyer from contesting with a third party, in good faith and at the sole expense of Buyer, the amount, validity or enforceability of any of the Assumed Liabilities.

   3.   PURCHASE PRICE - PAYMENT

        3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be $120,000,000, minus (i) the amount, if any, by which the Net Asset Value (as defined in Section 3.3.(b)) as reflected on the Final Closing Balance Sheet (as defined in Section 3.3.(d)) is less than $22,515,000, plus (ii) the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet exceeds $22,515,000.

        3.2. Consideration. For and in consideration of the transfer to Buyer of the Purchased Assets, Buyer shall take the actions described in subsections (a) through (b) below:

               3.2.(a)   Assumption of Liabilities.  At the Closing, Buyer
        shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

               3.2.(b)   Cash to Company.  At the Closing, Buyer shall
        deliver to Company, in cash, the sum of $120,000,000, minus (i) the amount, if any, by which the Net Asset Value as reflected on the Estimated Closing Balance Sheet (as defined in Section 3.3.(c)) is less than $22,515,000, plus (ii) the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet exceeds $22,515,000.

               3.2.(c)   Adjustment of Final Cash Purchase Price.  On or
        before the tenth business day following the final determination of the Final Closing Balance Sheet (such date being hereinafter referred to as the "Settlement Date"), either (i) Company shall pay to Buyer the amount, if any, by which the estimated Net Asset Value as reflected on the Estimated Closing Balance Sheet exceeds the Net Asset Value as reflected on the Final Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of the payment at a rate per annum equal to the 90-day London Inter-Bank Offered Rate ("LIBOR") on the Closing Date; or (ii) Buyer shall pay to Company the amount, if any, by which the Net Asset Value as reflected on the Final Closing Balance Sheet exceeds the estimated Net Asset Value as reflected on the Estimated Closing Balance Sheet, together with interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to the 90-day LIBOR on the Closing Date. Either party may, in its discretion, make a payment pursuant to this Section 3.2.(c) prior to the determination of the Final Closing Balance Sheet for the purpose of reducing the interest it may be obligated to pay pursuant to such provisions.

               3.2.(d)   Method of Payment.  All payments under this Section
        3.2 shall be made by wire transfer of immediately available funds to an account, which the recipient has designated at least 48 hours prior to the time for payment specified herein to the party making such a payment.

        3.3.   Determination of Net Asset Value.

               3.3.(a)   Definition of "Balance Sheet".  The term "Balance
        Sheet" as used herein shall mean a schedule in the form of a balance sheet of the Business showing the book values of Company, as of a specified time, of the respective categories of assets and liabilities set forth in the Recent Balance Sheet (as defined in Section 4.4), but reflecting (to the extent required to be reflected in accordance with Company's APP (as hereinafter defined)) only the Purchased Assets and the Assumed Liabilities. Each Balance Sheet shall be prepared in accordance with accounting principles and practices applied on a basis consistent with that used in the preparation of the Recent Balance Sheet, including those accounting principles and practices and deviations from GAAP (as defined in Section 4.4) disclosed on Schedule 4.4 ("Company's APP"), except that the practices disclosed on Schedule 4.4 and identified as relating only to the Recent Balance Sheet shall not be used. Each Balance Sheet shall be in form and level of detail as nearly as possible identical to the Recent Balance Sheet, and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Notwithstanding the foregoing, the Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall be prepared in accordance with the following: (i) in valuing Inventory, there shall be such adjustments as are required to reflect the results of any physical inventory or cycle counts of the Inventory that have been taken by Company, provided that Buyer or its internal or external auditors may take a physical inventory, which Company may observe, in connection with the Closing, which shall be valued in accordance with Company's APP relating to Inventory, and no value shall be given for any Inventory (A) that is beyond the shelf life for such Inventory or (B) as to which the customer has informed Company that the Product model is obsolete and the customer will not order the model from Company; (ii) all accrued liabilities shall be sufficient for the payment in full of the liabilities to which they relate and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year end balance sheet (reflecting, however, a partial year accrual to the extent appropriate); (iii) there shall be established a reserve in accordance with Company's APP for all anticipated costs and expenses in connection with the Assumed Warranty Liabilities; (iv) there shall be no value for intangible assets of the Business; (v) prepaid expenses shall be valued at not more than the net realizable value that Buyer can obtain from such assets; and (vi) accounts receivable shall be stated net of a reserve in accordance with Company's APP for doubtful accounts and anticipated collection expenses.

               3.3.(b)   Definition of "Net Asset Value."  The term "Net
        Asset Value" shall mean the dollar amount by which the book value of the Purchased Assets exceeds the book value of the Assumed Liabilities, as reflected in the Final Closing Balance Sheet or Estimated Closing Balance Sheet, as applicable. Only Purchased Assets and Assumed Liabilities shall be considered in the calculation of Net Asset Value.

               3.3.(c)   Estimated Closing Balance Sheet.  For purposes of
        determining the Net Asset Value and the Purchase Price payable by Buyer at the Closing, not less than ten (10) business days prior to the Closing Date, Company shall, in consultation with Buyer, prepare and deliver to Buyer a Balance Sheet as of the close of business on the business day immediately prior to the Closing Date (hereinafter, the "Effective Time") which shall represent Company's reasonable estimate of the Final Closing Balance Sheet. In the event Buyer shall object to any of the information set forth on Company's estimate of the Final Closing Balance Sheet or accompanying schedules, the parties shall negotiate in good faith and agree on appropriate adjustments such that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Balance Sheet and the Net Asset Value to be reflected on the Final Closing Balance Sheet, but in the absence of such agreement, a balance sheet and accompanying schedules reflecting the average of all items represented by Company's reasonable estimate of the Final Closing Balance Sheet and Buyer's reasonable estimate of the Final Closing Balance Sheet shall be used to establish the estimated Balance Sheet for purposes of determining the payment to be made by Buyer to Company on the Closing Date (the estimated balance sheet as agreed to by the parties pursuant to this subsection, or in the absence of such agreement, a balance sheet reflecting all agreed-upon items and the numerical average of all disputed items, is herein referred to as the "Estimated Closing Balance Sheet"). In connection with the determination of the Estimated Closing Balance Sheet, Company shall provide to Buyer such information and detail as Buyer shall reasonably request.

               3.3.(d)   Final Closing Balance Sheet.  The Balance Sheet of
        the Business prepared as of the Effective Time shall be prepared as follows:

                         (i) Within sixty (60) days after the Closing, Company will prepare a Balance Sheet as of the Effective Time (the "Preliminary Closing Balance Sheet"), and Buyer will cooperate in the preparation of such Preliminary Closing Balance Sheet. Company will prepare such Balance Sheet in accordance with this Section 3.3. The Preliminary Closing Balance Sheet shall (i) set forth the amount of the Net Asset Value in the Preliminary Closing Balance Sheet and (ii) be accompanied by a calculation of the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to
               Section 3.2.(c).

                         (ii)   Within thirty (30) days following the
               delivery to it of the Preliminary Closing Balance Sheet, Buyer may object to any of the information contained in the Preliminary Closing Balance Sheet or the accompanying schedules which could effect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.2.(c). Any such objection shall be made in writing and delivered to Company within such time period, shall include detailed itemization of Buyer's objections and its reasons therefor, and shall state Buyer's determination of the amount of the Net Asset Value. If no such objection is delivered to Company within such time period, then Buyer shall be deemed to have accepted the Preliminary Closing Balance Sheet.

                         (iii) If Buyer shall deliver a timely objection to the Preliminary Closing Balance Sheet, then Buyer and Company shall promptly meet and in good faith attempt to resolve any dispute or disagreement. In connection with any such dispute or disagreement, each of Buyer and Company shall provide the other with a written calculation of the aggregate amount that should be recorded on the Preliminary Closing Balance Sheet as of the Closing Date for any items in dispute based upon its position with respect to such disputed items. In the event of a dispute or disagreement relating to the Preliminary Closing Balance Sheet or schedules which Buyer and Company are unable to resolve within thirty (30) days following Company's receipt of Buyer's objections, either party may elect to have all such disputes or disagreements ("Disputes") resolved by Arthur Andersen or, in the event Arthur Andersen is unable or unwilling to resolve the Disputes, Coopers & Lybrand (the "Third Accounting Firm"). In connection with the engagement of the Third Accounting Firm, each of the parties shall execute reasonable engagement letters and shall supply all such other documents and information reasonably required by the Third Accounting Firm. Without limiting the obligations of the parties under this Section 3.3, each party shall be permitted to submit such data and information to the Third Accounting Firm as such party deems appropriate. The Third Accounting Firm shall make a resolution of the disputes and disagreements relating to the Preliminary Closing Balance Sheet as of the Effective Time and the calculation of Net Asset Value, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Preliminary Closing Balance Sheet to it and, in any case, as soon as practicable after such submission. In resolving any Dispute, the Third Accounting Firm (1) shall utilize the criteria set forth in Section 3.3.(a), and (2) shall not assign a value to any item greater than the greatest value for such item claimed by either Company or Buyer or less than the smallest value for such item claimed by either Company or Buyer, in each case, as presented to the Third Accounting Firm.

                         (iv) As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of the Business as of the Effective Time as finally determined for purposes of this Article 3, whether by acquiescence of Buyer in the figures supplied by Company in accordance with Section
               3.3 (d)(i) and (ii), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with
               Section 3.3 (d)(iii).

                         (v) If the Net Asset Value as reflected on the Final Closing Balance Sheet is closer in amount to the Net Asset Value as reflected in Buyer's objections delivered pursuant to Section 3.3(d)(ii) ("Buyer's Amount") than to the Net Asset Value as reflected in the Preliminary Closing Balance Sheet ("Company's Amount"), then Company shall bear all fees and expenses of the Third Accounting Firm. If, however, the Net Asset Value as reflected on the Final Closing Balance Sheet is closer in amount to Company's Amount than Buyer's Amount, then Buyer shall bear all such fees and expenses of the Third Accounting Firm. Such payment shall be made in accordance with the provisions of Section 3.2.(c) on the Settlement Date.

        3.4. Allocation of Purchase Price. Within ninety (90) days following the Closing Date, representatives of Buyer and Company shall meet and discuss the allocation of the amount of the Purchase Price and the value of the other consideration delivered in accordance with Section
   3.2 among the Purchased Assets that each party reasonably believes is appropriate. Within one hundred twenty (120) days following the Closing Date, Buyer shall deliver to Company Buyer's reasonable determination, taking into account in good faith the discussion between the representatives of Buyer and Company, of the allocation of the Purchase Price and such values among the Purchased Assets, which determination shall be subject to Company's consent, which consent shall not be unreasonably withheld. Company and Buyer covenant and agree that they will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

   4.   REPRESENTATIONS AND WARRANTIES OF COMPANY

        Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule (as defined in Section 14.1) delivered to Buyer at the time of the execution of this Agreement in accordance with Section 14.1.

        4.1.   Corporate.

               4.1.(a)   Organization.  Company is a corporation duly
        organized, validly existing and in good standing under the laws of the State of New York.

               4.1.(b)   Corporate Power.  Company has all requisite
        corporate power and authority to own, operate and lease their properties, to carry on the Business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c)   Qualification.  Company is duly licensed, qualified
        or admitted to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of its properties that are Purchased Assets or the nature of the Business makes such licensing or qualification necessary, except for such failures to be so licensed, qualified or admitted and in good standing, which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Business taken as a whole (a "Material Adverse Effect").

               4.1.(d)   No Subsidiaries.  No portion of the Business is
        conducted by Company by means of any subsidiary or any other corporation, partnership or other entity in which Company has an equity or other ownership interest.

        4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. No other or further corporate act or proceeding on the part of Company or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid and binding agreements of Company, enforceable in accordance with their respective terms.

        4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Company or the Business, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (as defined in Section 4.11.(a)) (including, without limitation, under any "plant-closing" or similar law), (c) will conflict with or result in a violation of the Certificate of Incorporation or By-laws of Company, or (d) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by Company under, or result in the creation of any Lien upon any of the assets of Company under, any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound, except for such (x) violations, (y) authorizations, consents, approvals, exemptions or notices the failure to obtain or the failure to provide and (z) conflicts, defaults, terminations, accelerations and Liens which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        4.4. Financial Statements. Included as Schedule 4.4 are financial statements of the Business (collectively, the "Financial Statements"), consisting of (i) balance sheets of the Business as of December 31, 1997 and 1996 (the former such balance sheet sometimes referred to herein as the "Recent Balance Sheet"), and (ii) statements of income and expense of the Business for the years ended December 31, 1997, 1996, and 1995. All of such financial statements (i) present fairly the financial position and results of operations of the Business at such dates and for the periods indicated, giving effect to certain estimated allocations and charges for services disclosed on Schedule 4.22, (ii) have been prepared on a basis consistent with the accounting principles and practices set forth in
   Schedule 4.4, and (iii) except as set forth on Schedule 4.4 have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP").

        4.5. Tax Matters. Except as set forth on Schedule 4.5: (i) all federal, state, foreign, county, local and other Tax returns relating primarily to the Business or the Purchased Assets, or required to be filed by or on behalf of Company in any jurisdiction in which the character of the properties that are Purchased Assets or the nature of the Business makes licensing or qualification to do business as a foreign corporation necessary or any political subdivision thereof, have been completely and accurately prepared and timely filed and the related Taxes paid or adequately accrued; (ii) Company has duly withheld and paid all Taxes that it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Business; and (iii) Company has not received any notice of underpayment of Taxes or other deficiency that has not been paid and there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax return or report relating primarily to the Business or the Purchased Assets, or required to have been filed by Company in any jurisdiction in which the character of the properties that are Purchased Assets or the nature of the Business makes licensing or qualification to do business as a foreign corporation necessary or any political subdivision thereof.

        4.6. Accounts Receivable. Schedule 4.6 contains an aged schedule of accounts receivable of the Business as of a recent date, including a description of whether such notes, drafts and accounts receivable are obligations of an Affiliate or a third party. All accounts receivable of the Business reflected on such aged schedule, and incurred since the date thereof, represent arm's-length sales made in the ordinary course of business; to the knowledge of Company, are subject to no counterclaim or setoff, and are not in dispute. All accounts receivable of the Business reflected on the Final Closing Balance Sheet will represent arm's-length sales made in the ordinary course of business and, to the knowledge of Company, will be subject to no counterclaim or set-off.

        4.7. Inventory. All inventory of the Business reflected on the Recent Balance Sheet is valued in accordance with Company's APP. All inventory purchased since the date of the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business except to the extent that such inventory has been disposed of, reserved or written off. Schedule 4.7 contains an aged schedule of finished goods inventory of the Business as of a recent date. Except as set forth in Schedule 4.7, all inventory of the Business is located on premises owned or leased by Company which premises, or leaseholds thereof, constitute Purchased Assets. Except with respect to any slow or delinquent payment in the ordinary course of the Business with respect to any account payable or receivable, to the knowledge of Company, neither Company nor any customer of the Business is in material breach of the terms of any obligation to the other, and to the knowledge of Company, no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. The Business will have on hand as of the Closing Date such quantities of raw materials, work-in-process and finished goods as are reasonably required to continue the Business consistent with past practice.

        4.8. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.8, since the date of the Recent Balance Sheet there has not been:

               4.8.(a)   No Adverse Change.  Any material adverse change in
        the conduct, financial condition, assets, Liabilities, business, prospects or operations of the Business taken as a whole other than any change arising after the date hereof, directly or indirectly, from an adverse customer reaction to the announcement of the execution of this Agreement or otherwise relating to the transactions contemplated hereby;

               4.8.(b)   No Damage.  Any material loss, damage or destruction
        to tangible real or personal property, whether covered by insurance or not, in connection with or affecting the Business or the Purchased Assets;

               4.8.(c)   No Increase in Compensation.  Any material increase
        in the compensation, salaries, commissions or wages payable or to become payable to any employee of the Business or whose compensation is reflected in the Financial Statements (including, without limitation, any increase or change adverse to Company pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment) or any bonus or other employee benefit granted, made or accrued, except (i) with respect to hourly employees of the Business, those made in accordance with Company's International Union of Electronic, Electrical, Salaried, Machine, and Furniture Workers 1997-2000 Wage Agreement relating to a facility of Company not used in the Business included on Schedule 4.16.(a), and (ii) with respect to the salaried employees of the Facility listed in Schedule 4.8, those made in accordance with the compensation information with respect to such employees and any salaried employee positions that are unfilled, which is included in Schedule 4.8;

               4.8.(d)   No Commitments.  Any commitment or transaction by
        Company in connection with or affecting the Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

               4.8.(e)   No Disposition of Property.  Any sale, lease or
        other transfer or disposition of any properties or assets of Company that are Purchased Assets (or would have been Purchased Assets had no sale, lease or other transfer or disposition occurred), except for sales of inventory items in the ordinary course of business;

               4.8.(f)   No Amendment of Contracts, Rights.  Any material
        amendment or early termination by Company of any material contract in connection with or affecting the Business, or any release or waiver of any material claims or rights by Company in respect of the Business, other than in the ordinary course of business;

               4.8.(g)   Loans and Advances.  Any loan or advance by the
        Business (other than advances in the ordinary course of business in accordance with past practice);

               4.8.(h)   Credit.  Any grant of credit to any existing
        customer of the Business or distributor of its products on terms or in amounts materially more favorable than those that have been extended to such customer or distributor in the past, any other material change in the terms of any credit heretofore extended, or any other material change of Company's policies or practices with respect to the granting of credit in connection with the Business;

               4.8.(i)   LPPP.  Any agreement or settlement regarding the
        breach or infringement of any LPPP or similar rights, modification or agreement to modify any existing rights with respect thereto; or

               4.8.(j)   Discharge of Obligations.  Any discharge,
        satisfaction or agreement to satisfy or discharge any Liability relating to the Business, other than current Liabilities shown on the Recent Balance Sheet and current Liabilities incurred since the date of the Recent Balance Sheet in the ordinary course of business.

        4.9. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in
   Schedule 4.9, Company does not have any Liabilities relating to the Business that would constitute Assumed Liabilities, other than:

               4.9.(a)   commercial Liabilities incurred since the date of
        the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a Material Adverse Effect after the Closing; or

               4.9.(b)   Liabilities disclosed in this Agreement or any
        Schedule to this Agreement, or which are of the type or kind required to be disclosed in the Schedules but are not disclosed solely because they fall below the minimum threshold amount, term or materiality of the disclosures required by the terms of this Agreement to be set forth in such Schedules.

        4.10. No Litigation. Except as set forth in Schedule 4.10, there is no Litigation, pending or, to the knowledge of Company, threatened against Company involving the Business, the Purchased Assets or the Assumed Liabilities. The information reflected on Schedule 4.10 concerning historical Litigation to which Company has been a party involving the Business, the Purchased Assets or the Assumed Liabilities is true and correct. Except as set forth in Schedule 4.10, none of Company, the Purchased Assets or the Assumed Liabilities is subject to any Order.

        4.11.  Compliance With Laws and Orders.

               4.11.(a)  Compliance.  Except as set forth in
        Schedule 4.11.(a), the Business (including each and all of its operations, practices, properties and assets) is in compliance with all applicable federal, state, municipal, foreign or other statutes, laws, ordinances, rules or regulations, including without limitation the Foreign Corrupt Practices Act and the regulations promulgated thereunder (collectively, "Laws"), and orders, writs, injunctions, judgments, plans or decrees (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this or similar exceptions under this
        Section 4.11, would have a Material Adverse Effect. Company has not received notice of any violation or alleged violation of any Laws or Orders with respect to the operations of the Business. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this or similar exceptions under this Section 4.11, would have a Material Adverse Effect. Without limiting the generality of the foregoing, Company has not received notice that, and to the knowledge of Company no Person has made any threat against Company to assert a claim that, the operation of the Business as it is now conducted or any condition existing at or otherwise affecting the Facility, in any manner, constitutes a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

               4.11.(b) Licenses and Permits. Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities required, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business and the operation of the Facility as conducted and operated to date, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this or similar exceptions under this Section 4.11, would have a Material Adverse Effect. All such licenses, permits, approvals, authorizations and consents are listed and described in
        Schedule 4.11.(b), are in full force and effect and, except as set forth on Schedule 4.11.(b) and except for such licenses, permits, approvals, authorizations and consents that are obtainable by Buyer after the Closing Date in the ordinary course of business, are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.11.(b), the Business (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except for instances of noncompliance where neither the costs and penalties associated with noncompliance nor the costs associated with rectifying the noncompliance, individually or in the aggregate with those associated with other instances of noncompliance subject to this or similar exceptions under this Section 4.11, would have a Material Adverse Effect.

               4.11.(c) Environmental Matters. The applicable Laws and common law principles relating to pollution or protection of human health or the environment, including Laws relating to Environmental Actions or Waste, including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and CERCLA, as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.11, the Business and the Real Property (as defined in Section 4.12.(c)) are, to the best of Company's knowledge, in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in
        Schedule 4.11.(c), there is no Litigation nor any demand, claim, hearing, notice of violation or demand letter pending or threatened against Company with respect to the Business or the Real Property or, to Company's knowledge, against any person whose liability therefor may have been retained or assumed by or could be imputed or attributed to the Business relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. To the best of Company's knowledge, except as set forth in Schedule 4.11.(c), there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance by the Business with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. Except as provided in Schedule 4.11.(c), to the knowledge of Company there are no pending, proposed or required changes to Environmental Laws (including any standards, criteria or guidance used by a Government Entity to enforce such laws) with respect to which the Business may be required to incur any costs outside the ordinary course of business (including, without limitation, for capital expenditures, process changes and changes in material usage) in order to achieve or ensure compliance with such laws.

               4.11.(d) Foreign Corrupt Practices. To the knowledge of Company, neither Company in respect of the Business nor any director, officer, agent, employee or other person associated with or acting on behalf of Company in respect of the Business or the Business has violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977.

        4.12.  Title to and Condition of Properties.

               4.12.(a) Marketable Title. Except as set forth on Schedule 4.12.(a)(i), Company has good and marketable title to all the Purchased Assets (or, where the Purchased Assets represent leasehold interests in or rights under Contract to use assets, such interests or rights are valid), free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, conditions, reservations, encroachments, hypothecations, equities, restrictions, rights-of-way, exceptions, limitations, charges, possibilities of reversion, rights of refusal or encumbrances of any nature whatsoever (collectively, "Liens") except Permitted Liens; and, in the case of real property, municipal and zoning ordinances and easements for public utilities and other similar easements, any matter of record in the recorder's office for the county in which the Owned Real Property is located (except for monetary encumbrances, such as mortgages, deeds of trust, security interests, liens and money judgments), and matters that would be reflected by an accurate survey of the Owned Real Property, none of which materially interfere with the use of the real property as currently utilized or materially adversely affect the marketability of the real property ("Permitted Real Property Liens"). Except as set forth on Schedule 4.12(a)(i), no Owned Real Property or material tangible Personal Property that Company owns is subject to any restrictions with respect to the transferability thereof. At Closing, Buyer will receive good and marketable title to all the Purchased Assets (or, where the Purchased Assets represent leasehold interests in or rights under Contract to use assets, valid interests or rights to use such assets), free and clear of all Liens of any nature whatsoever except those described in Schedule 4.12.(a)(ii), Permitted Liens and Permitted Real Property Liens. For purposes of this Agreement, "Permitted Lien" shall mean and include (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, or (ii) any Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or being contested in good faith by appropriate proceedings, in the case of each of clause (i) and clause
        (ii), where the related Liabilities have been accrued or reserved against in the Recent Balance Sheet in accordance with Company's APP or incurred since the date of the Recent Balance Sheet and reflected as a payable on the books and records of Company.

               4.12.(b) Condition. All tangible assets (real and personal) constituting Purchased Assets hereunder are in working order, which working order is substantially the same as the condition of such assets during 1997 (other than ordinary wear and tear). Except as disclosed on Schedule 4.12.(b), to Company's knowledge, all buildings, plants and other structures owned or otherwise utilized by Company in operating the Business are in good condition and repair and have no structural defects or material defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems. Buyer acknowledges the Facility is 24 years old and has been used exclusively for electric motor manufacturing purposes. Company has provided Buyer with true and correct copies of the most recent Factory Mutual Reports with respect to the Facility.

               4.12.(c) Real Property. Schedule 1.2.(a) sets forth all real property owned, used or occupied by Company in operating the Business (the "Real Property"), including a brief description of all land (including the street address and approximate acreage of such land) and all plants, buildings or other structures located thereon (including the approximate square footage of such structures). There are now in full force and effect duly issued certificates of occupancy permitting the Owned Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. There is not any claim of adverse possession or prescriptive rights involving any of the Owned Real Property. No public improvements have been commenced and to Company's knowledge none are planned that in either case may result in special assessments against or otherwise materially adversely affect any Owned Real Property. Company has no notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Owned Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Owned Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in clause (ii) above (other than such conditions or defects which are Environmental Actions), or (iv) underground storage tanks being present on any of the Owned Real Property at any time. All electric, gas, water, sewage, communications and other utilities on the Owned Real Property are consistent with such utilities used in the operation of the Business during 1997. All installation charges in respect of such utilities have been paid in full.

               4.12.(d) No Condemnation, Expropriation or Similar Action. Except as set forth on Schedule 4.12(d), neither the whole nor any portion of the Purchased Assets is subject to any Order to be sold and Company has not received notice that any portion of the Purchased Assets is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor. To Company's knowledge, there is no existing, proposed or contemplated plan to construct, modify or realign any street, highway, power lines, or pipelines that would materially adversely affect current use or occupancy of any Owned Real Property. To the best of Company's knowledge, no such condemnation, expropriation, taking or other action has been planned, scheduled or proposed.

        4.13. Insurance. Company has in effect policies of fire, liability, product liability, workers compensation, health and other forms of insurance with respect to the Business and the Purchased Assets, true and correct copies of which are available to Buyer upon request. No notice of cancellation or termination has been received with respect to any such policy. Company has not been refused any insurance nor has its coverage been limited by the insurance carrier with respect to any aspect of the operations of the Business since January 1, 1993.

        4.14.  Contracts and Commitments.

               4.14.(a)  Real Property Leases.  Except as set forth in
        Schedule 4.14.(a), Company has no leases of real property used or held for use in connection with the Business or the Purchased Assets.
        Schedule 4.14.(a) sets forth the material terms of such leases.

               4.14.(b)  Personal Property Leases.  Except as set forth in
        Schedule 1.2.(d), Company has no leases of personal property used or held for use in connection with the Business or the Purchased Assets involving any remaining consideration, termination charge or other expenditure in excess of $10,000 per individual lease.

               4.14.(c) Certain Purchase Commitments. The documents identified on Schedule 4.14.(c) set forth true and correct information concerning (i) the Division's weighted average cost per pound of copper and aluminum for 1997 and (ii) the Business' weighted average cost per pound of steel for 1997.

               4.14.(d)  Certain Sales Commitments.  Except as set forth in
        Schedule 4.14.(d), Company has no sales Contracts to customers or distributors in connection with or affecting the Business or the Purchased Assets that aggregate in excess of $5,000,000 or that pursuant to the terms of such Contracts Company expects to aggregate in excess of $5,000,000, to any one customer or distributor (or group of affiliated customers or distributors). Company has no sales Contracts in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm's length. All outstanding bids and sales proposals of Company relating to the Business have been entered into or made in the ordinary course of business.

               4.14.(e) Contracts with Certain Persons. Except as set forth in Schedule 4.14.(e), Company has no Contract (written or oral) in connection with or affecting the Business or the Purchased Assets with any employee, agent or consultant that is not cancelable by Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever or under which the Business could incur obligations in excess of $10,000. Schedule 4.14.(e) sets forth the number of contingent employees of the Business as of the date of the Recent Balance Sheet.

               4.14.(f) Collective Bargaining Agreements. Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent employees of the Business.

               4.14.(g)  Loan Agreements.  Except as set forth in
        Schedule 4.14.(g), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness relating to the Business as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a Lien against any Purchased Asset.

               4.14.(h)  Guarantees.  Except as disclosed on
        Schedule 4.14.(h), Company has not guaranteed the payment or performance of any obligation of any Person, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person, in connection with the Business or in any other way that affects the Business or the Purchased Assets. For purposes hereof, "Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

               4.14.(i)  Government Contracts.  Except as set forth in
        Schedule 4.14.(i), Company is not a party to any contract with any governmental body in respect of the Business.

               4.14.(j) Burdensome or Restrictive Agreements. Except as set forth in the Technology License Agreement, Company is not a party to nor is it bound by any Contract in connection with or affecting the Business or the Purchased Assets (i) requiring Company to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, (ii) prohibiting or restricting Company in the operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world or (iii) relating to the location of employees or minimum number of employees to be employed by Company with respect to the Business.

               4.14.(k) Other Material Contracts. Company has no Contract or commitment of any nature affecting the Business and involving consideration or other expenditure in excess of $250,000, or which is otherwise individually material to the operations of the Business, except as described in Schedule 4.14.(k) or in any other Schedule.

               4.14.(l) No Default. Except with respect to any slow or delinquent payment in the ordinary course of the Business with respect to any account payable or receivable, (i) Company is not in default in any material respect under any Contract relating to its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of Company's obligations thereunder or result in the creation of any Lien on any Purchased Asset, in each case, except for such defaults as individually or in the aggregate are not having and could not reasonably be expected to have a Material Adverse Effect and (ii) to Company's knowledge, no third party is in default in any material respect under any such Contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder by a third party, or give rise to an automatic termination by Company based on actions or omissions of a third party, or the right of discretionary termination thereof by Company based on actions or omissions of a third party.

               4.14.(m) No Leases. No leases in respect of the Business are financing or capital leases, as determined under Financial Accounting Standard No. 13 having an aggregate liability in excess of $100,000.

        4.15. Labor Matters. Except as set forth in Schedule 4.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. In its operation of the Business, except to the extent set forth in Schedule 4.15, (a) Company is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to Company's knowledge, threatened;
   (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company's knowledge, threatened against or affecting Company nor any secondary boycott with respect to products of the Business; (d) to the knowledge of Company, there are no organizational efforts, representation campaigns, elections or proceedings being undertaken or threatened involving any employees of the Business; and (e) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company's knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity. Since the date of the Recent Balance Sheet, the Business has not had any material adverse change in its contribution rate or its experience rating for unemployment compensation purposes in any applicable state.

        4.16.  Employee Benefit Plans.

               4.16.(a) Disclosure. Schedule 4.16.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed at any time by Company in its operation of the Business ("Business Employees"). The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer.

               4.16.(b) Compliance. Each of the Employee Benefit Plans/Agreements is in compliance with ERISA in all material respects. The terms of this Agreement will not violate or affect the terms of any Employee Benefit Plans/Arrangements or have a Material Adverse Effect.

        4.17. Employees; Compensation. Schedule 4.17 contains a true and correct list of (a) all Business Employees physically assigned to and located at the Facility (which employees, other than those denoted on Schedule 4.17 as excluded from such term, are hereinafter referred to as "Facility Employees") and (b) certain Business Employees located at the Fort Wayne Facility who are available for hire by Buyer ("Available Employees"). Schedule 4.17 also sets forth each such employee's title and location and indicates if the employee is not an active, full-time employee of Company.

        4.18. LPPP. The representations of Company set forth in the form of Technology License Agreement attached hereto as Exhibit 7.13.(a) are true and correct in all material respects.

        4.19.  Major Customers and Suppliers.

               4.19.(a) Major Customers. Schedule 4.19.(a) describes the customers, including distributors, of the Business, which have accounted, collectively, for not less than 90% of the aggregate sales of the Business, for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of gross sales) showing the total dollar amount of gross sales to each such customer during each such year and whether such customer is an Affiliate.

               4.19.(b) Major Suppliers. Schedule 4.19.(b) describes the suppliers to the Business, which have accounted, collectively, for not less than 80% of the aggregate gross purchases of the Business for the most recent fiscal year (determined on the basis of the total dollar amount of gross purchases) showing the total dollar amount of gross purchases from each such supplier during such year and whether such supplier is an Affiliate.

               4.19.(c) Dealers and Distributors. Schedule 4.19.(c) contains (i) a list by product line of all sales representatives, dealers, distributors, franchisees and other third parties performing similar functions of the Business, (ii) representative copies of all sales representative, dealer, distributor, franchise and other applicable contracts and policy statements and (iii) a description of all substantial modifications or exceptions.

        4.20. Product Warranty and Product Liability. Schedule 4.20 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products, and except as expressly identified therein, there are no warranties, deviations from standard warranties, commitments or obligations with respect to the return, repair, repurchase or replacement of Products. Schedule 4.20 sets forth the aggregate monthly cost to the Business of performing warranty obligations for the thirty-six (36) months ending February 1998. Schedule 4.20 also contains a description of all pending product warranty claims where the amount in question exceeds, or is reasonably likely to exceed, $25,000. Except as disclosed on Schedule 4.20, during the last three years, (a) none of the Products has been the subject of any epidemic field failure, and Company has received no notice from any customer of any facts or conditions that exist which could reasonably be expected to result in such an epidemic field failure and (b) Company has not made voluntary concessions or payments not charged to warranty expense as an accommodation to customers that have claimed a Product is defective exceeding $25,000 in each case. Except as set forth on Schedule 4.20, on the date of this Agreement, all Products have been rated and approved by Underwriters Laboratories and, to the extent required in light of their use, Canadian Standards Association. Company is in compliance in all materials respects with all requirements relating to such ratings and approvals, and Company has not received any notice that such ratings or approvals may be revoked or withdrawn. The Products include any and all products currently offered by Company in respect of the Business and all products under development pursuant to development projects that have been approved by the General Manager of the Business.

        4.21. Certain Relationships to Company. All leases, contracts, agreements or other arrangements concerning the Business between Company and any Affiliate or officer or director of Company or between the Business and other business units of Company are described on
   Schedule 4.21.

        4.22. Assets and Services Necessary to Business. Except as set forth in Schedule 4.22, the Purchased Assets and the rights to be granted under the Technology License Agreement comprise all property, assets and rights of Company, tangible and intangible (including LPPP), material to the conduct of the Business as presently conducted, except for the assets described on Schedule 4.12.(a)(ii). Without limitation, the Purchased Assets have the respective production capabilities set forth on Schedule
   4.22. Schedule 4.22 lists all services provided by employees of Company or its Affiliates (other than employees located at the Facility) that relate to the Business.

        4.23. No Brokers or Finders. The services of a broker, finder or agent have not been used by Company in connection with any of the transactions contemplated hereby or by the Ancillary Agreements and no brokers', finders' or financial advisors' fee will become payable by Buyer by reason of acts or omissions of Company as a result of the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Company will hold harmless and indemnify Buyer, and its officers, directors, employees and shareholders from and against any claim for brokers', finders' or financial advisors' fees made by any Person claiming to have provided services to Company with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees.

        4.24. Disclosure. No representation or warranty by Company in this Agreement, nor any certificate furnished or to be furnished by or on behalf of Company pursuant to this Agreement, Schedule or Exhibit hereto contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading. Each copy of an original document included in any Schedule is a true and correct copy of such document and includes all material exhibits, schedules, amendments, supplements or other modifications to such document. The documents that Company has furnished to Buyer and that are listed or otherwise referenced in any Schedule are true, accurate and complete copies of such documents in all material respects.

   5.   REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company.

        5.1.   Corporate.

               5.1.(a)   Organization.  Buyer is a corporation duly
        organized, validly existing and in good standing under the laws of the State of Delaware.

               5.1.(b)   Corporate Power.  Buyer has all requisite corporate
        power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms.

        5.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Buyer, (b) except for applicable requirements of the HSR Act, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), (c) will conflict with or result in a violation of the Certificate of Incorporation or By-Laws of Buyer, (d) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by Buyer under, or result in the creation of any Lien upon any of the assets of Buyer under, any term or provision of the certificate of incorporation or by-laws of Buyer or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected or (e) otherwise require Buyer to obtain any consent or approval of or make any filing or provide any notice to any Person as a result or under the terms of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which any of its assets or properties is bound or affected, except for such (x) violations, (y) authorizations, consents, approvals, exemptions or notices the failure to obtain or the failure to provide and (z) conflicts, defaults, terminations, accelerations and Liens, which, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, assets, financial condition or results of operations of Buyer taken as a whole.

        5.4. No Brokers or Finders. The services of a broker, finder or agent have not been used by Buyer in connection with any of the transactions contemplated hereby or by the Ancillary Agreements and no brokers', finders' or financial advisors' fee will become payable by Company by reason of acts or omissions of Buyer as a result of the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Buyer will hold harmless and indemnify Company and its officers, directors, employees and shareholders from and against any claim for brokers', finders' or financial advisors' fees made by any Person claiming to have provided services to Buyer with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees.

        5.5. Financial Capability. Buyer has funds available under Buyer's revolving credit facility and immediately available cash that, in the aggregate, are sufficient to enable Buyer to pay the Purchase Price.

   6.   EMPLOYEES - EMPLOYEE BENEFITS

        6.1.   Continuation of Employment and Benefit Plans.

               6.1.(a)   Affected Employees.  Effective on the Closing Date,
   Buyer shall offer employment, as a "successor employer" (as such term is used or defined in the Employee Benefit Plans/Agreements), to all Facility Employees who are active employees of the Business immediately prior to the Effective Time. The Facility Employees who accept Buyer's employment offer are hereinafter referred to as "Affected Employees." Buyer shall provide the Affected Employees with coverage under a "group health plan" (as defined in Section 4980B(g)(2) of the Code) sufficient to prevent any "qualified beneficiary" (as defined in Section 4980B(g)(1) of the Code) under any medical plan applicable to the Affected Employees from incurring a loss of coverage by reason of the sale of the Business. Buyer agrees to cause the benefit plans applicable to the Affected Employees to recognize all previous service with Company or its Affiliates for the purpose of determining eligibility and vesting (provided that service with Company or its Affiliates will not be counted for purposes of benefit accrual under any pension plan of Buyer). Buyer agrees to cause its group health plan to recognize all deductibles and coinsurance payments accrued by the Affected Employees prior to the Closing Date and, except to the extent any Affected Employee is subject to any preexisting condition limitation under any Company Employee Plan/Agreement, to waive any preexisting condition limitations for the Affected Employees. Buyer agrees that for the remainder of the calendar year in which the Closing occurs and for the succeeding year in the event the Closing takes place on December 31, the vacation and holiday plan offered to Affected Employees shall be equal to and in place of what Company would have provided the Affected Employees had they remained employees of Company. Effective upon the Closing, Buyer shall provide to Affected Employees the benefits described in Exhibit 6.1.(a) for a period of at least twelve (12) months following the Closing Date. Buyer shall not be under an obligation to provide the Affected Employees with coverage under an employee stock ownership plan unless Buyer currently maintains such a plan.

               6.1.(b)   Employee Plans/Agreements.  Except as expressly
   provided in this Agreement, Buyer assumes no liability with respect to, and receives no right or interest in, any Employee Plan/Agreement. At the close of business on the Closing Date, all Affected Employees shall cease participation in all Employee Plans/Agreements, except with respect to benefits accrued as of, or claims incurred and payable on, the Closing Date and respecting Employee Plans/Agreements which, by their terms, permit continuing participation (at the liability and expense of Company) based on termination for transfer to a successor employer. All Affected Employees shall be fully vested in their benefits accrued in any pension, retirement, profit sharing, 401(k) or similar plan of Company as of the Closing Date. Buyer will provide Company with such information as is reasonably required concerning Affected Employees in order to enable Company to determine whether, and if so, when, an Affected Employee will be entitled to any benefits under any Employee Plans/Agreements.

        6.2. Retained Responsibilities. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Company's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of Company, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

        6.3. Payroll Tax. Company and Buyer agree that, with respect to Affected Employees and other Business Employees who accept employment with Buyer upon the Closing, they respectively meet the definitions of "predecessor" and "successor" as defined in Revenue Procedure 96-60. For purposes of reporting employee remuneration to the Internal Revenue Service on Forms W-2 and W-3 for the calendar year within which the Closing Date occurs, Company and Buyer will utilize the "Alternative Procedure" described in Section 5 of Revenue Procedure 96-60. Company and Buyer agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act ("FICA") purposes for the calendar year within which the Closing Date occurs, Company meets the definition of "predecessor" and Buyer meets the definition of "successor" as defined in IRS Regulation Section 31.3121(a)(1)-1(b). Company shall supply to Buyer, with respect to all Affected Employees, all cumulative payroll information as of the Closing Date that Buyer shall require in order to employ IRS Regulation Section 31.3121(a)(1)-1(b).

        6.4. Termination Benefits. Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing. If any action on the part of Company prior to the Closing, or if the sale to Buyer of the Business and the Purchased Assets pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar law, then such Liability shall be the sole responsibility of Company.

        6.5. Non-Facility Employees. Company acknowledges that Buyer may desire to offer employment to the Business Employees identified on Exhibit
   6.5. Company shall not discourage any such employee from accepting employment with Buyer, offer such employees additional salary, benefits or other compensation as an incentive to remain an employee of Company or otherwise impede Buyer's efforts to hire such employees.

        6.6. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Company's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of employment.

   7.   OTHER MATTERS

        7.1. Title Insurance. Company shall cooperate with Buyer to enable Buyer to obtain, at the Closing, title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's policies of title insurance with respect to all Owned Real Property, together with a copy of each document to which reference is made in such commitments. Such cooperation by Company shall include, without limitation, providing the title insurance company with such affidavits, certificates or indemnities as the title insurance company may reasonably require. Buyer shall be responsible for the premium for such title insurance commitments. Such policies shall be standard ALTA Form 1992 owner's policies in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of Owned Real Property under Section 3.4, insuring good and marketable title thereto (expressly including all easements and other appurtenances) and shall include extended coverage deleting all of the standard exceptions and endorsements for the following: gap coverage, zoning 3.1, access, location, owner's comprehensive and contiguity. All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such additional endorsements as Buyer shall reasonably request.

        7.2. Surveys. Company shall cooperate with Buyer to enable Buyer to obtain, at Buyer's expense, not less than 15 days prior to the Closing, surveys of all Owned Real Property prepared in accordance with ALTA/ASCM standards, certified to Buyer and the title insurance company or companies, each dated no more than ninety (90) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments, rights of way, utilities, rights and other matters (whether above or below ground) encumbering or affecting each such parcel of Owned Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer licensed to practice in such state in which the Owned Real Property is located.

        7.3. Certificates of Occupancy. At or as soon as practicable after the Closing, Company, at its expense, shall provide to Buyer certificates of occupancy (or their equivalent) in the final form to the extent required by applicable law for the buildings, improvements and facilities comprising the Owned Real Property, which have been issued by each Government Entity having jurisdiction thereof and which certificates shall be without any violations thereunder, together with original or certified copies of all licenses, permits and governmental authorizations relating thereto.

        7.4. Confidentiality. During the period prior to the Closing and thereafter for a period of five (5) years, Buyer and Company shall each protect the documents and information that Company has furnished or disclosed to Buyer in connection with the transactions contemplated by this Agreement (whether before or after the date hereof) and that have not been previously disclosed to the public with the same degree of care that each party applies to protect its confidential and proprietary information generally. While Buyer acknowledges that certain restrictions on the dissemination and use of documents and information and other obligations contained in the Confidentiality Agreements (as defined in Section 14.12) continue to be appropriate in light of the specific information at issue, Company acknowledges that the Confidentiality Agreements were entered into between Buyer and Company prior to the execution of this Agreement and therefore contain certain restrictions on the dissemination and use of documents and information by Buyer and other obligations that may be overly restrictive in the context of Buyer's pre-Closing diligence efforts and transition planning and in the context of post-Closing operations. Notwithstanding such restrictions, Company shall consider in good faith and not unreasonably withhold its agreement to deviations from the restrictions in particular or general cases at the request of Buyer.

        7.5.   Noncompetition.

               7.5.(a)   Company.  Subject to the Closing, and as an
        inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, Company hereby covenants and agrees that for a period of three (3) years from the Closing Date, Company will not, and Company will cause Singapore Sub not to, directly or indirectly:

                         (i) engage in, continue in or carry on the manufacture of any 30 frame, 40 frame or 50 frame hermetic electric motors where Company knows the use is in the field of use of HVAC compressors ("Restricted Motors") in North America (including Central America); without limitation, Company or Singapore Sub may manufacture Restricted Motors outside of North America and may ship such Restricted Motors into North America;

                         (ii) use or allow the use of the name "General Electric," "General Electric Company" or the letters "GE", or derivations thereof, or any of the logos of Company (the "Restricted Names"), on Restricted Motors manufactured in North America;

                         (iii) solicit for employment any person who was an employee of Company in connection with the Business prior to the Closing and who accepts employment with Buyer in connection with the Closing without the prior consent of Buyer, unless such person has been otherwise separated from employment by Buyer for at least 180 days and provided that nothing herein contained shall be deemed to restrict Company from effecting any general solicitation for employment; or

                         (iv) give any other business unit or Affiliate of Company or any Person any of the rights covered by the Technology License Agreement for the purpose of manufacturing Restricted Motors in North America;

        provided, however, that the foregoing shall not prohibit the ownership of securities of any corporation or other business entity engaged in a Competitive Business that is listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation or other entity. The parties agree that the geographic scope of this covenant not to compete shall extend throughout North America. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole but not in part, upon reasonable advance notice to Company, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. Buyer and Company agree that the restrictions set forth in this Section 7.5 shall apply to the Division and Singapore Sub and shall not apply to any other business unit or Affiliate of Company, including, but not limited to, General Electric Capital Service, Inc. or its subsidiaries (including, without limitation, General Electric Capital Corporation and Employers Reinsurance Corporation), General Electric Investment Corporation, General Electric Investment Management Incorporated or any other business unit or Affiliate of Company engaged in financial services businesses), except that the restrictions set forth in
        Section 7.5.(a)(ii) shall apply to any other business unit or Affiliate of Company and the restrictions set forth in this
        Section 7.5 shall apply to other divisions or business units or Affiliates under the circumstances described below. Subject to
        Section 7.5.(b), for a period of three (3) years from the Closing Date, Company agrees that as a condition precedent to any sale, transfer or other conveyance of any electric motor production plant of the Division or a Sale Transaction (as defined in Section 7.5.(b)), the seller thereof will require the buyer or other transferee thereof to execute a noncompetition agreement in favor of and for the benefit of Buyer identical in all material respects to the provisions contained in clauses (i), (ii) (to the extent rights to use the Restricted Names are sold, transferred or otherwise conveyed) and (iv) (to the extent rights covered by the Technology License Agreement are sold, transferred or otherwise conveyed) of this Section 7.5.(a) (a "Buyer Noncompetition Agreement"). In the event the Division is incorporated separate from Company, and unless the context clearly indicates otherwise, each provision of this
        Section 7.5 that uses the term "Company" shall be read to include the Division in its corporate form, and thereafter Company and the Division in its corporate form shall both continue to be bound by this Section 7.5. In the event (x) any electric motor production plant of the Division or (y) any winding line of Singapore Sub used to manufacture Restricted Motors (the "Singapore Assets") are transferred to any other division or business unit of Company, and unless the context clearly indicates otherwise, each provision of this Section 7.5 that uses the term "Company" shall be read to include such other division or business unit with respect to such assets, and thereafter Company and such other division or business unit shall both continue to be bound by this Section 7.5 with respect to such assets.

               7.5.(b)   Right of First Refusal.  If, during the period of
        three (3) years from the Closing Date, Company, its Affiliates and/or Singapore Sub (as applicable, the "Selling Parties") desire to be committed to effect a Sale Transaction, then, at Company's option, Company may offer Buyer a Right of First Refusal with respect to such Sale Transaction. As used herein, "Sale Transaction" shall mean any arm's length transaction or series of related transactions whereby, directly or indirectly, (x) any material assets of Singapore Sub or fifty percent (50%) or more (whether voting, financial or otherwise) of the outstanding equity interests of Singapore Sub (the "Singapore Stock") would be sold, transferred or otherwise conveyed to, or acquired by, a Person other than the Company or any of its Affiliates (a "Buying Third Party"), whether by merger, consolidation, reorganization, joint venture, partnership, purchase, lease, strategic alliance, sale of stock or assets, or other business combination, and (y) as a result of such transaction or series of related transactions a Buying Third Party, directly or indirectly, would own the Singapore Assets or fifty percent (50%) or more (whether voting, financial or otherwise) of the outstanding equity interests of a Person that owns the Singapore Assets. As used herein, "Right of Refusal" shall mean that the Selling Parties, before committing to effect a Sale Transaction, shall first offer to Buyer the Sale Transaction, subject to the following procedure: (i) in such event, the Selling Parties shall provide to Buyer a written notice (the "Sale Notice"), which shall describe the purchase price at which the Selling Parties intend to offer the Sale Transaction (the "Offer Price"), offering such Sale Transaction to Buyer for a purchase price that is equal to the Offer Price; (ii) the Selling Parties shall provide Buyer access to books, records and facilities relating to the Singapore Assets and the business of Singapore Sub as Buyer shall request to enable Buyer to consider the Selling Parties' offer, subject to Buyer's execution of appropriate confidentiality agreements; (iii) if, within thirty (30) days (assuming prompt compliance and cooperation of the Selling Parties with the due diligence requests of Buyer pursuant to clause (ii)) of receiving the Sale Notice, Buyer accepts such offer and elects, by written notice to the Selling Parties ("Buyer's Acceptance"), to commit to a Sale Transaction with the Selling Parties, then the Selling Parties shall be required to negotiate in good faith with Buyer a definitive agreement to consummate the Sale Transaction for a purchase price that is equal to the Offer Price; (iv) if, at the end of such thirty-day period (assuming prompt compliance and cooperation of the Selling Parties with the due diligence requests of Buyer pursuant to clause
        (ii)), Buyer has not accepted such offer, or upon the termination in good faith of negotiations by either party of the negotiations pursuant to clause (iii) after a negotiating period of sixty (60) days from the date the Selling Parties receive Buyer's Acceptance, then the Selling Parties shall be free for a period of six (6) months to consummate the Sale Transaction with the Buying Third Party for a purchase price equal to or not less than ninety percent (90%) of the Offer Price and otherwise on terms and conditions substantially the same as in the Sale Notice; and (v) if the Selling Parties desire to enter into a definitive agreement for a Sale Transaction with the Buying Third Party (A) for a purchase price less than ninety percent (90%) of the Offer Price or otherwise on terms and conditions not substantially the same as in the Sale Notice or (B) after the six-month period under clause (iv) has expired, then clauses (i), (ii) and (iii) of this Section 7.5.(b) shall again apply to any subsequent offer for a Sale Transaction to a Buying Third Party. If Company offers Buyer a Right of First Refusal with respect to a Sale Transaction and Buyer does not accept the Selling Parties' offer with respect to a Sale Transaction pursuant to clause (iii), then the Selling Parties shall not be obligated to require the Buying Third Party in such Sale Transaction to execute a Buyer Noncompetition Agreement.

               7.5.(c)   Enforcement.  In the event a court of competent
        jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Company agrees that the terms and conditions of this Section 7.5 are reasonable and necessary for the protection of the Business, and the trade secrets and confidential information related thereto and for the prevention of damage or loss to Buyer and the Business as a result of action taken by Company.

        7.6.   [intentionally omitted]

        7.7. HSR Act Filings. Company and Buyer shall each file or cause to be filed with the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ")any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby and Buyer and Company shall bear the costs and expenses of their respective filings. Company and Buyer shall use their respective commercially reasonable efforts to make such filings promptly (and in any event within five (5) business days following the date hereof), to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date (but the parties shall not be obligated to request early termination of the applicable waiting period) and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. As used in the foregoing sentence, Buyer's "commercially reasonable efforts" shall include an obligation to use commercially reasonable efforts to gain customer support for the transactions contemplated hereby, which may be evidenced by letters of support or otherwise. Each of Company and Buyer shall consult with the other prior to any meetings, by telephone or in person, with the staff of the FTC or the DOJ, and each of Company and Buyer shall have the right to have a representative present at any such meeting.

        7.8. Product Liability Matters. At or prior to the Closing, Company, at its expense, shall cause Buyer to be named as an additional insured under each of its occurrence-type policy or policies of insurance insuring against claims for personal injury and property damage arising out of or resulting from any products manufactured in the Business by Company prior to the Closing Date. At the Closing, Company shall deliver to Buyer one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section is in effect and providing for notification to Buyer at least ten (10) days prior to the effective date of any termination or cancellation of such insurance. Following the Closing, Buyer shall continue to utilize Company's date code system presently in effect or a similar system which will permit the manufacturer of the products of the Business to be determined.

        7.9. Use of Names. For a period of fifteen months following the Closing, Buyer shall be permitted, and is hereby licensed, to use in the conduct and operation of the Business (a) the Purchased Assets consisting of tooling in existence on the Closing Date that bears the name "General Electric," "General Electric Company" or the letters "GE", or derivations thereof, or any of the logos of Company (collectively, the "Licensed Marks"); provided, however, that, to the extent that it becomes necessary for Buyer to replace any such tooling during such fifteen-month period in the ordinary course of business, Buyer shall replace such tooling with tooling that does not bear the Licensed Marks ("Buyer Tooling"); provided further, that Buyer shall replace all such tooling with Buyer Tooling by the end of such fifteen-month period; (b) the work-in-process inventories included in the Purchased Assets or produced after the Closing with tooling that bears the Licensed Marks pursuant to clause (a); provided, however, that Buyer shall make Reasonable Identification Efforts (as defined below); and (c) the existing finished goods included in the Purchased Assets that bear the Licensed Marks to the extent necessary to exhaust such finished goods; provided, however, that, if such finished goods are packaged as of the Closing, then Buyer shall indicate with a label on the packaging, without any obligation to open such packaging, that such finished goods are sold by Buyer; provided further, that, if such finished goods are not packaged as of the Closing, then Buyer shall make Reasonable Identification Efforts. Notwithstanding the foregoing, after the end of such fifteen-month period, to the extent the finished goods bearing the Licensed Marks and the work-in-process inventories produced with tooling that bears the Licensed Marks pursuant to clause (a) have not been exhausted, Buyer shall be permitted, and is hereby licensed, to use in the conduct and operation of the Business such finished goods and work-in-process inventories to the extent necessary to exhaust such finished goods and work-in-process inventories; provided, however, that Buyer shall make Reasonable Identification Efforts with respect to work-in-process inventories and shall open any packaging for such finished goods and make Reasonable Identification Efforts. Notwithstanding the foregoing, Buyer shall not represent or hold itself out as representing Company and shall indemnify Company for any loss, damage, cost or expense incurred by Company as a result of Buyer's use of the Licensed Marks. The foregoing rights granted to Buyer are subject to Company's rights, at reasonable times and upon reasonable notice, to inspect Buyer's inventory used in the Business following the Closing to assure itself in a reasonable manner that the quality of finished goods that bear the Licensed Marks is reasonably consistent with the quality of finished goods inventory as of the Closing and that Buyer is complying with this Section
   7.9. As used herein, "Reasonable Identification Efforts" shall mean the use by Buyer of commercially reasonable efforts to identify as sold by Buyer finished goods or work-in-process inventories, as the case may be, that bear the Licensed Marks through a prominent identification stamp or otherwise, subject to Underwriters Laboratories limitations. To the extent any packaging materials included in Personal Property at the Closing contain the Licensed Marks (other than those packaging materials which are on finished goods at the Closing as to which Buyer shall make Reasonable Identification Efforts), Buyer shall cover such Licensed Marks before using such packaging materials in the operation of the Business.

        7.10. Licensed Information. Effective as of the Closing, Company hereby grants and agrees to grant to Buyer and its subsidiaries a perpetual, worldwide, paid-up, non-exclusive license to use the Business Information (a) related to or used in the Business or (b) located at the Facility (the "Licensed Information"), and such license may be assigned, extended, sublicensed or otherwise transferred, in whole or in part, by Buyer to any other party. Company will furnish Licensed Information located at the Facility to Buyer on the Closing Date, and at the request of Company, Buyer shall make copies of such Licensed Information for Company following the Closing. Company will furnish Licensed Information that is not located at the Facility on the Closing Date to Buyer as soon as possible after the Closing Date, but in no event later than sixty (60) days after the Closing Date, and pending such delivery, Company shall provide access to such Licensed Information in accordance with Section 7.11.(b). Notwithstanding the foregoing, as to any books, records, contracts, other documents or data of Company relating to the Purchased Assets or the Business that includes information not relating to the Purchased Assets or the Business (other than in a nominal or inconsequential manner) ("Other Information"), Company shall not be obligated to make Other Information available, but Company shall (i) to the extent practicable, redact (physically, electronically or otherwise) the Other Information or (ii) use commercially reasonable efforts to prepare and present the information Buyer requests in any other reasonable manner such that Other Information is not made available to Buyer.

        7.11.  Access to Information and Records.

               7.11.(a) Prior to Closing. During the period commencing on the date hereof and ending on the Closing, Company shall, and shall cause its officers, employees, agents and advisors (who shall not include attorneys) to, furnish to Buyer, its officers, employees (including without limitation internal auditors), agents and advisors, at reasonable times and, upon reasonable notice, (i) such access to the Facility as Buyer may from time to time reasonably request with due regard to minimizing disruption of the Business, including, but not limited to, for the purposes of an environmental investigation; (ii) such access to the properties, books, records, contracts and other documents of Company relating to the Purchased Assets or the Business as Buyer may from time to time reasonably request, at such places in the United States as Company shall deem appropriate but subject to Buyer's reasonable approval, including without limitation the right to inspect, examine and audit all documents; provided, however, that such right shall not include the right to photocopy documents other than those where such photocopying is reasonably necessary to enable Buyer to effectively analyze the information contained therein, in which case photocopying will be allowed subject to control procedures consistent with those in effect between the parties prior to the date hereof; and (iii) such access to financial and operating data and other information with respect to the Business and the properties of the Business, as Buyer may from time to time reasonably request, at such places in the United States as Company shall deem appropriate but subject to Buyer's reasonable approval, including without limitation the right to inspect, examine and audit all documents; provided, however, that such right shall not include the right to photocopy documents other than those where such photocopying is reasonably necessary to enable Buyer to effectively analyze the information contained therein, in which case photocopying will be allowed subject to control procedures consistent with those in effect between the parties prior to the date hereof. Notwithstanding the foregoing, (A) Company shall have no obligation to make available any information that, in the reasonable opinion of Company's legal counsel, would result in a violation of any law, rule or regulation applicable to Company and (B) as to any books, records, contracts, other documents or data of Company relating to the Purchased Assets or the Business that includes Other Information (other than in a nominal or inconsequential manner), Company shall not be obligated to make Other Information available, but Company shall (1) to the extent practicable, redact (physically, electronically or otherwise) the Other Information or (2) use commercially reasonable efforts to prepare and present the information Buyer requests in any other reasonable manner such that Other Information is not made available to Buyer. Further, during such period, with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), Buyer and its officers, employees, agents, independent accountants and advisors shall have access to the vendors identified on Schedule 4.19.(b), the customers identified on Schedule 4.19.(a), officers and employees of Company involved in the Business and others having business dealings with Company for the purpose of performing Buyer's due diligence investigation. Company may be represented at such meetings or conversations by its legal counsel or such other representatives as it may reasonably request.

               7.11.(b) After Closing. After the Closing, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours on reasonable notice, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent that such access may be reasonably required by the requesting party for any proper business purpose (other than in connection with a dispute between the parties relating to the transaction contemplated by this Agreement). Notwithstanding the foregoing, (i) neither party shall have any obligation to make available any information that, in the reasonable opinion of such party's legal counsel, would result in a violation of any law, rule or regulation applicable to such party and (ii) as to any books, records, contracts, other documents or data of Company relating to the Purchased Assets or the Business that includes Other Information (other than in a nominal or inconsequential manner), neither party shall be obligated to make Other Information available, but each shall (1) to the extent practicable, redact (physically, electronically or otherwise) the Other Information such that Other Information is not made available to the other party or (2) use commercially reasonable efforts to prepare and present the information the other party requests in any other reasonable manner. Each party agrees to maintain such records in accordance with its records retention policy.

               7.11.(c) Audited Financial Statements. Without limiting Company's obligations under Section 7.11.(b), upon the Closing or sooner with the consent of Company, which shall not be unreasonably withheld, Buyer may arrange, at Buyer's expense, to have such financial statements for the Business audited as Buyer is required to file with the Securities and Exchange Act in a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

        7.12.  Cash Management; Intercompany Accounts.

               7.12.(a) As soon as practicable after the Closing, Company and Buyer shall jointly send written notices to the customers of the Business to the effect that, immediately following the Closing, all payments in connection with the Business shall be made to an account designated by Buyer. Effective upon the Closing, Company grants to Buyer the authority, coupled with an interest, to receive, endorse, cash, deposit, and provide a receipt for any checks, drafts, documents and instruments relating to accounts receivable of the Business included in the Purchased Assets that are in the name of Company.

               7.12.(b) For a period of sixty (60) days after the Closing, on the first business day of each week after the Effective Time, and thereafter, promptly following receipt of receipts in respect of Purchased Assets, (i) Company shall send Buyer a notice identifying all items received during the prior week in Company's lockbox and lockbox account that constitute receipts in respect of Purchased Assets and (ii) Company shall forward receipts in respect of Purchased Assets to Buyer by wire transfer to an account designated by Buyer.

        7.13. Certain Agreements. At the Closing, Buyer and Company shall enter into the following agreements (collectively, the "Ancillary Agreements"):

               7.13.(a) Technology License Agreement. A Technology License Agreement in the form attached hereto as Exhibit 7.13.(a).

               7.13.(b) Certain Post-Closing Services. An agreement in the form attached hereto as Exhibit 7.13.(b) (the "Transition Services Agreement") pursuant to which Company shall perform certain services for Buyer on the terms and conditions set forth in the Transition Services Agreement and such other terms and conditions to which Company and Buyer agree. Prior to the Closing, at the request of either party, Company and Buyer shall negotiate in good faith with respect to more detailed descriptions of the services to be provided under the Transition Services Agreement.

               7.13.(c) Materials Purchase Agreement. A Materials Purchase Agreement in the form attached hereto as Exhibit 7.13.(c).

   8.   FURTHER PRE-CLOSING COVENANTS

        8.1. Conduct of Business Pending the Closing. Company covenants that from the date hereof until the Closing, except as otherwise approved in writing by Buyer:

               8.1.(a)   No Changes.  Company will carry on the Business in
        the ordinary course of business and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation. Company shall use commercially reasonable efforts to keep Buyer informed as to any material developments in the operations and activities of the Business.

               8.1.(b)   Maintain Organization.  Company will take such
        reasonable action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence and material rights, qualifications, licenses, permits, consents, authorizations, regulations and franchises of the Business and will use its commercially reasonable efforts to preserve the Business intact, to keep available to Buyer the employees of Company identified on
        Schedule 4.17, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Business. Without limitation, Company will not promote or transfer any Facility Employee or Available Employee such that such employee will no longer be available to Buyer at the Closing. Notwithstanding the foregoing, Company will not hire replacements to fill the positions of plant manager, human resources manager or health and safety manager at the Facility.

               8.1.(c)   No Breach.  Except with respect to any slow or
        delinquent payment in the ordinary course of the Business with respect to any account payable or receivable, Company will not do any act and shall use commercially reasonable efforts not to omit any act (other than actions taken or omitted in connection with the actions taken in accordance with the transactions contemplated hereby) that would cause (i) a breach having material damage to the Business of any contract, commitment or obligation material to the Business, or
        (ii) any material breach of any representation, warranty, covenant or agreement made by Company herein, or that would have required disclosure on Schedule 4.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

               8.1.(d)   No Extraordinary Contracts.  No Contracts of any
        type will be entered into by or on behalf of Company in the operations of the Business except Contracts that are in the ordinary course of business.

               8.1.(e)   No Capital Expenditures.  No individual capital
        expenditure in excess of $100,000 (except pursuant to a Contract disclosed pursuant to Section 4.14), no individual commitment to make a capital expenditure in excess of $100,000 and no capital expenditures or commitments to make a capital expenditure that in the aggregate are in excess of $500,000 (except pursuant to a Contract disclosed pursuant to Section 4.14), will be made by or on behalf of Company in connection with the operation of the Business.

               8.1.(f)   Maintenance of Property.  Company shall use,
        operate, maintain and repair all property constituting Purchased Assets hereunder in a manner consistent with past practice, ordinary wear and tear excepted.

               8.1.(g)   Interim Financial Information.  Company will provide
        Buyer with interim monthly financial information relating to the Business and other management reports reasonably available to Company.

               8.1.(h)   No Negotiations.  Company will not, directly or
        indirectly, entertain or discuss a possible sale or other disposition of substantially all of the assets of the Business (other than inventory and immaterial assets in the ordinary course of business), through the acquisition of stock or assets or otherwise, with any other Person or provide any information to any Person (other than information that is traditionally provided in the ordinary course of Company's business operations to third parties where Company and its officers, directors and agents have no reason to believe that such information may be utilized to evaluate a possible acquisition of the Business). The foregoing provisions of this Section 8.1.(h) shall apply solely to the Division and any office or function within Company that would have the express corporate authority to bind the Division or force the Division to act and shall not apply to any other business unit or Affiliate of Company, including, but not limited to, General Electric Capital Service, Inc. or its subsidiaries (including, without limitation, General Electric Capital Corporation and Employers Reinsurance Corporation), General Electric Investment Corporation, General Electric Investment Management Incorporated or any other of Company's Affiliates engaged in financial services businesses.

               8.1.(i)   Licenses of LPPP.  Company in respect of the
        Business shall not negotiate or enter into any license of any LPPP, whether as licensor or as licensee that would materially affect the conduct of the Business.

               8.1.(j)   Relocation of Property.  Company shall not relocate
        any tangible Personal Property from the Facility to any other facility or property of Company or an Affiliate other than in the ordinary course of business.

        8.2. Further Actions. Subject to the terms and conditions hereof, Company and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts: (a) to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to Contracts with Company that are necessary for the consummation of the transactions contemplated by this Agreement; (b) to effect all necessary registrations and filings (including but not limited to the filings contemplated by Section 7.7); and (c) to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement; provided, however, that none of Company, its Affiliates, Buyer or Buyer's affiliates (as defined in Section 11.1) shall be required to (i) subject to Section 14.9, make any material payments or (ii) enter into or amend any contractual arrangements in connection with any obligations of any of them contained in this
   Section 8.2 in a manner that is materially disadvantageous to the Business. Without limiting the generality of the foregoing or the provisions of this Section 8.2, (A) Company shall use commercially reasonable efforts to assist Buyer in replicating all of Company's Underwriters Laboratories, Canadian Standards Association and similar product testing service association approvals and certifications related to the Business and (B) promptly following the execution of this Agreement, Company shall provide to Buyer copies of all documents in Company's possession and control necessary for Buyer to file the necessary applications requesting the approval of any Government Entities to the assignment of any licenses, permits, approvals, certifications and listings of Company and all exemptions therefor to Buyer for which Company has not received approvals. With regard to consents from third parties to the Contracts described in Schedule 4.14.(k) and from customers, suppliers and dealers or distributors as described or identified on Schedules 4.19.(a), 4.19.(b) and 4.19.(c), respectively, Company shall initiate contact to obtain such consents only in conjunction and cooperation with Buyer.

        8.3. Disclosure. Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate. For purposes of determining the accuracy of the representations and warranties of Company contained in Article 4 in order to determine the fulfillment of the conditions in Section 9.1, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

        8.4. Communication Plan. Company and Buyer shall make such releases, announcements, statements and other communications with respect to the transactions contemplated hereby to their respective employees, customers, suppliers and other third parties in accordance with and pursuant to the Communication Plan attached hereto as Exhibit 8.4.

        8.5. Environmental Remediation, Reports. Prior to the Closing, Company shall use its best efforts to remediate (a) the PCB contamination associated with the release referenced in the Release Report to the National Response Center dated November 19, 1988 (the "PCB Contamination") and (b) any other Environmental Actions that are described in any Schedule or discovered prior to the Closing, whether by Company or Buyer (the "Pre-Closing Environmental Actions"), to meet all standards set forth under applicable Environmental Laws. In undertaking such remediation activities, Company shall not unreasonably interfere with the operations of the Business. Company shall provide Buyer the opportunity to review and comment in advance upon all work plans, investigations and other environmental remediation activities, including but not limited to the PCB remediation, that are conducted on or related to the Real Property prior to the Closing Date. Buyer shall provide any comments in a reasonable time period so as to not delay Company's activities. To the extent Company does not remediate the PCB Contamination or any Pre-Closing Environmental Actions prior to the Closing, Company shall remediate such PCB Contamination and Pre-Closing Environmental Actions in accordance with the Remediation Activity Procedures (as defined in Section 11.1). As soon as practicable after the date hereof, Company will deliver to Buyer all environmental studies in the possession and control of Company or any of its current or former contractors relating to the Business or the Real Property.

   9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

        9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement shall be true and correct when made and shall be true and correct in all material respects (except that statements in any representations and warranties that expressly include a standard of materiality shall be true and correct in all respects) at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date except (a) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date, (b) for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, and (c) to the extent that any failure of such representations and warranties to be true and correct in all material respects would not, individually or in the aggregate, have a Material Adverse Effect.

        9.2. Compliance With Agreement. Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Company prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.1.

        9.3. Absence of Litigation. No Litigation shall have been commenced seeking to enjoin the transactions contemplated hereby.

        9.4. Consents and Approvals. All authorizations, approvals, notices, consents and waivers that are required to effect the transactions contemplated hereby, the failure to obtain or the failure to provide, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

        9.5. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

   10.  CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

        Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

        10.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made and shall be true and correct in all material respects (except that statements in any representation and warranties that expressly include a standard or materiality shall be true and correct in all respects) at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date.

        10.2. Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 12.2.

        10.3. Absence of Litigation. No Litigation shall have been commenced seeking to enjoin the transactions contemplated hereby.

        10.4. Consents and Approvals. All authorizations, approvals, notices, consents and waivers required to be described pursuant to Section
   5.3 shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

        10.5. Hart-Scott-Rodino Waiting Period. All applicable waiting periods related to the HSR Act shall have expired.

   11.  INDEMNIFICATION

        11.1.  By Company.  Subject to the terms and conditions of this
   Article 11, Company hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's affiliates") from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets by reason of, arising out of or resulting from, directly or indirectly, (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement or the Technology License Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any "materiality" or similar qualifier set forth in such representation or warranty); (b) the breach of any covenant of Company contained in or made pursuant to this Agreement or the Technology License Agreement (regardless of whether such breach is deemed "material"); (c) the Unassumed Liabilities (including any matter described in Section 2.2 that by law may also be deemed to be a Liability of Buyer); or (d) all Claims alleging Liability under any Environmental Law in connection with any Environmental Action arising from environmental Liabilities retained by Company pursuant to Section 2.2.(l) that (A) is related in any way to Company's or any previous owner's or operator's ownership, operation or occupancy of the Business, properties and assets being transferred to Buyer, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date, whether or not known to Buyer. As used in this Article 11, the term "Claim" shall include (i) all Liabilities, losses and damages, judgments, awards, penalties and settlements (in each case, excluding consequential damages, lost profits or punitive damages other than those awarded to a third party other than an Indemnified Party (as defined in Section 11.3.(a))); (ii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iii) all costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and reasonable fees and expenses of attorneys, consultants, expert witnesses and other investigative costs) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement. With respect to Claims brought pursuant to clause (a) or
   (d) above in connection with any Environmental Action solely regarding the condition of the Facility, the following presumptions shall apply: (x) if the discovery of evidence of an Environmental Action occurs during the first eighteen months following the Closing Date, then there shall be a rebuttable presumption that the Environmental Action in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date; (y) if the discovery of evidence of an Environmental Action occurs during the period from the end of the eighteenth month following the Closing Date, until the end of the thirtieth month after the Closing Date, then there shall be no presumption as to the date that the Environmental Action in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused; and (z) if the discovery of evidence of an Environmental Action occurs after the end of the thirtieth month following the Closing Date, then there shall be a rebuttable presumption that the Environmental Action in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused after the Closing Date. The presumptions set forth in clauses (x), (y) and (z) above shall not apply to any Claims related to the PCB Contamination or Pre-Closing Environmental Actions, which Claims shall be Unassumed Liabilities. With respect to Claims in connection with any Environmental Action, for which Company is required to indemnify Buyer hereunder, Company may determine to undertake any necessary investigation and remediation activities under its direction; provided, however, that prior to directing such investigation and remediation activities, Company shall provide Buyer with written acknowledgment of its obligation to indemnify Buyer with respect to such Claim in accordance with this Agreement; provided further, that in such circumstances, Company shall (i) not unreasonably interfere with Buyer's operations; (ii) provide Buyer with an opportunity to review and comment (which review and comment shall be made expediently so as not to cause unreasonable delay) in advance upon all work plans, investigations and other environmental remediation activities, and incorporate all reasonable comments provided by Buyer; (iii) allow Buyer to participate in any communications with applicable governmental authorities related to such work; and (iv) not agree to any restrictions on the use or operation of the property (including but not limited to groundwater or soil use restrictions) without Buyer's prior written consent (collectively, the "Remediation Activity Procedures)".

        11.2. By Buyer. Subject to the terms and conditions of this Article 11, Buyer hereby agrees to indemnify, defend and hold harmless Company, its directors, officers, employees and controlling persons and other Affiliates from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person by reason of or resulting from, directly or indirectly, (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or the Technology License Agreement (ignoring, for purposes of determining the existence of any such inaccuracy or breach or the amount of Claims with respect thereto, any "materiality" or similar qualifier set forth in such representation or warranty); (b) the breach of any covenant of Buyer contained in this Agreement or the Technology License Agreement (regardless of whether such breach is deemed "material"); or (c) all Assumed Liabilities and other Claims of or against Company specifically assumed by Buyer pursuant hereto.

        11.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim with respect to which Company or Buyer has an indemnification obligation pursuant to this Agreement which is (i) a suit, action or arbitration proceeding filed or instituted by, or the making of any claim or demand by, any third party, or (ii) any other form of proceeding or assessment instituted by any Government Entity (a "Third Party Claim"):

               11.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim. The Indemnifying Party may undertake and control the defense and/or settlement thereof, subject to Section 11.3.(c), by representatives chosen by it if the Indemnifying Party admits it has an indemnification obligation hereunder with respect to such Claim, in which case such assumption will constitute the Indemnifying Party's undertaking to pay, subject to Section 11.4, all Claims incurred in connection therewith. With the consent of the Indemnified Party, the Indemnifying Party may undertake the defense of any Third Party Claim without admitting that it has an indemnification obligation hereunder. Failure to give notice of a Third Party Claim shall not affect the Indemnifying Party's duty or obligations under this Article 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party has undertaken the defense of any such Claim and has not abandoned such defense, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               11.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to undertake the defense of any Third Party Claim or if the Indemnifying Party has undertaken but abandoned such defense, then the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment, but the Indemnifying Party shall retain the right to deny that it has indemnification obligations hereunder.

               11.3.(c)  Indemnified Party's Rights.  Anything in this
        Article 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then, without prejudice to the Indemnifying Party's right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim and (ii) an Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

        11.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 11. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Third Party Claim.

        11.5. Limitations on Indemnification. Except for any cause of action for fraud:

               11.5.(a) Time Limitation. No claim or action shall be brought under this Article 11 for breach of a representation or warranty after the lapse of three (3) years following the Closing. Regardless of the foregoing, however, or any other provision of this
        Agreement:

                         (i) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5,
               Section 4.11.(c), Section 4.12.(a) or Section 4.16 may be brought at any time until the underlying obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by the Indemnifying Party's waiver).

                         (ii) Any claim made by a party hereunder by delivering written notice to the other party, including without limitation pursuant to Section 14.10, relating to, or filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for, a breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                         (iii) If any act, omission, disclosure or failure to disclose shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

               11.5.(b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 4.11.(c) and 4.20 (as to which the following limitations shall not apply):

                         (i) an Indemnified Party shall not be entitled to indemnification under this Article 11 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 11 (but for this Section 11.5.(b)) exceeds $1,200,000; but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties; and

                         (ii) an Indemnifying Party shall not have any liability for indemnification obligations under this
               Article 11 for a breach of a representation or warranty to the extent (but only to the extent) the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 11 with respect to claims for breaches of representations or warranties (but for this Section 11.5.(b)) exceeds $12,000,000.

        11.6. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material". No representation, warranty or covenant contained in this Agreement or in any Schedule or Exhibit hereto or any document or instrument executed and delivered pursuant hereto shall merge into the deeds, bill of sale, assignments, documents, agreements and instruments to be delivered at Closing on the Closing Date.

        11.7. Set Off. If either Company or Buyer shall fail to pay any amounts that it is obligated to pay to the other under this Agreement, including any amounts which it is obligated to pay pursuant to the indemnification obligations set forth in this Article 11, then Company or Buyer may, in addition to any other rights and remedies which may be available to it, set off all or any portion of such amounts against any amounts due and owing from Buyer to Company hereunder. Any amounts so set off shall be deemed to have been paid to Company or Buyer, as the case may be, as of the date written demand for payment of the amount in question was given to Company or Buyer, as the case may be.

        11.8. Tax and Insurance Offset. The computation of Claims shall be subject to the following: (a) Claims shall be adjusted to give credit to the Indemnifying Party for any tax benefits that the Indemnifying Party demonstrates are available to the Indemnified Party by virtue, or as a result, of the matter for which the Indemnified Party is being indemnified (net of detrimental tax consequences resulting to the Indemnified Party by virtue of such indemnification payments); (b) if the Indemnified Party demonstrates that any recovery from the Indemnifying Party pursuant to its indemnification obligations results in any tax detriment to the Indemnified Party (net of tax benefits available to the Indemnified Party by virtue, or as a result, of the matter for which the Indemnified Party is being indemnified), then Claims shall be increased such that the net amount retained by the Indemnified Party after deduction of any net tax detriment shall be equal to the amount of the Claim absent this adjustment; and (c) Claims shall be adjusted to give credit to the Indemnifying Party for any amounts actually and irrevocably recovered by the Indemnified Party with respect to the matter for which the Indemnified Party is being indemnified under insurance policies for the benefit of the Indemnified Party that reduce a Claim that would otherwise be sustained,
   (i) net of an increase that will occur, or that is reasonably likely to occur, in insurance premiums payable by the Indemnified Party, whether by retrospective or retroactive premium adjustments or any other premium increase under the policy or policies under which the claim is made or any other policy, where the increase results directly from filing the claim and (ii) less, dollar for dollar, the amount by which the claim when filed or at any time during the applicable policy period, either singly or in the aggregate with all other claims made under the applicable policy or policies, exceeds a policy coverage limit; provided, however, that this clause (c) shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Notwithstanding the foregoing, Buyer shall not have any obligation or liability to pay for the maintenance of coverage for Buyer or Company under any of Buyer's policies of insurance after the Closing, or to name Company as an additional insured or to obtain approval for any waiver of rights of subrogation. The Indemnified Party agrees to take all reasonable action, including amendment of its tax returns, to realize tax benefits referred to in clauses (a) and (b), and the Indemnifying Party's accountants shall have access to all necessary information of the Indemnified Party related to relevant calculations.

        11.9. Exclusive Remedy. Except as set forth in Section 14.5, the indemnification provided in this Article 11 shall be the exclusive remedy and recourse available to any party to this Agreement with respect to the inaccuracy of any representation or warranty contained in or made pursuant to this Agreement, the breach of any covenant contained in or made pursuant to this Agreement, or any other claim or cause of action arising under, by virtue of or pursuant to this Agreement.

   12.  CLOSING

        Unless this Agreement shall have been terminated and the transaction herein contemplated shall have been abandoned pursuant to Article 13, and provided that the conditions to the Closing set forth in Article 9 and
   Article 10 are satisfied or waived, the closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, at 10:00 a.m., Milwaukee time, on the later of (a) June 30, 1998 or (b) the fifth business day after the satisfaction or waiver of the conditions to the Closing set forth in Section 9.5 and
   Section 10.5; or at such other time, date and place as the parties hereto shall agree. Notwithstanding the foregoing, if the Closing does not take place in accordance with the preceding sentence because any condition to the obligations of Company or Buyer under this Agreement is not met on that date, then either party may postpone the Closing from time to time to any designated subsequent business day not more than five (5) business days after the original or postponed date on which the Closing was to occur by delivering notice of such postponement on the date the Closing was to occur. The actual time and date of the Closing are herein called the "Closing Date." Assuming the Closing occurs, the Closing shall be deemed to be effective as of the Effective Time.

        12.1. Documents to be Delivered by Company. At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

               12.1.(a) Deeds, Bills of Sale. Warranty deeds to real estate and bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

               12.1.(b) Compliance Certificates. A certificate signed by the chief executive of the Division (or such party to whom the chief executive may delegate) that, except as set forth in any updates delivered pursuant to Section 8.3, each of the representations and warranties made by Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true in all material respects as of the specified date and except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied in all material respects with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               12.1.(c) Ancillary Agreements. The Ancillary Agreements referred to in Section 7.13, duly executed by Company.

               12.1.(d) Certified Resolutions. A certified copy of a standing resolution of the Board of Directors of Company authorizing the chief executive of the Division (or such party to whom the chief executive may delegate) to approve the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

               12.1.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer by Company pursuant to the terms hereof.

               12.1.(f) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effectuate the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

        12.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

               12.2.(a) Cash Purchase Price. To Company, via wire transfer, the cash payment required by Section 3.2.(b).

               12.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption of Liabilities as provided for in Article 2.

               12.2.(c) Compliance Certificate. A certificate signed by an officer of Buyer reasonably acceptable to Company that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

               12.2.(d) Ancillary Agreements. The Ancillary Agreements referred to in Section 7.13, duly executed by Buyer.

               12.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               12.2.(f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

               12.2.(g) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

   13.  TERMINATION

        13.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
   Closing:

               13.1.(a)  by mutual written agreement of Buyer and Company;

               13.1.(b) by Buyer upon notification to Company if the Closing shall not have occurred on or before August 15, 1998, unless (i) the Closing shall not have occurred because of the failure of the conditions set forth in Sections 9.5 and 10.5 to be satisfied or waived or (ii) the Closing shall not have occurred because of the failure of the conditions set forth in Sections 9.3 and 10.3 to be satisfied or waived due to the commencement of litigation under antitrust laws in either of which cases Buyer may not provide such notification to Company until after four (4) months following the date hereof, provided that Buyer has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date; or

               13.1.(c) by Company upon notification to Buyer if the Closing shall not have occurred on or before August 15, 1998; provided, however, that if (i) a request for additional information pursuant to the terms of the HSR Act has been issued or (ii) the parties have received communications from the staff of the FTC or the DOJ indicating that the issuance of such a request is likely, then Company may provide such notification to Buyer on or after twenty-nine (29) days following the date the notifications of Buyer and Company required to be filed under the HSR Act are filed with the FTC and the DOJ; provided further, that if the FTC, the DOJ or another third party has initiated litigation under antitrust laws to enjoin the transactions contemplated hereby or if the parties have received communications from the staff of the FTC or the DOJ indicating that it is their intent to commence such litigation, then Company may provide such notification to Buyer at any time until the FTC, the DOJ or the other third party has terminated such litigation or the parties have received communications from the staff of the FTC or the DOJ indicating that it is not their intent to commence such litigation, provided in each case that Company has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

        13.2.  Termination for Breach.

               13.2.(a) Termination by Buyer. If (i) an event has occurred such that a condition to the obligations of Buyer cannot be satisfied or (ii) Company shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, and such failure or wrongful termination attempt has not been cured, within ten (10) days after notice thereof is given to Company, then Buyer may, by written notice to Company at any time prior to the Closing that such failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
        Section 13.2.(c). Notwithstanding the foregoing, if Buyer has breached a representation, warranty or covenant in any material respect, then Buyer may not terminate this Agreement on the basis of such breach.

               13.2.(b) Termination by Company. If (i) an event has occurred such that a condition to the obligations of Company cannot be satisfied or (ii) Buyer shall have attempted to terminate this Agreement under this Article 13 or otherwise without grounds to do so, and such failure or wrongful termination attempt has not been cured, within ten (10) days after notice thereof is given to Buyer, then Company may, by written notice to Buyer at any time prior to the Closing that such failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in
        Section 13.2.(c). Notwithstanding the foregoing, if Company has breached a representation, warranty or covenant in any material respect, then Company may not terminate this Agreement on the basis of such breach.

               13.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Subject to the foregoing, the parties' obligations under Sections 7.7 and 14.9 of this Agreement shall survive termination.

   14.  MISCELLANEOUS

        14.1. Disclosure Schedule. Company has prepared the schedules hereto (individually, a "Schedule" and collectively, the "Disclosure Schedule") and delivered them to Buyer. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive, and such information shall not be deemed to have been disclosed with respect to any statement in any article and section that is not qualified by reference to the pertinent schedule or, except with regard to information set forth on the face of any Schedule that makes reasonably apparent its applicability to any other Schedule, with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

        14.2. Further Assurance. From time to time, at Buyer's reasonable request and expense and without further consideration, Company will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

        14.3. Publicity. Company and Buyer agree that, from the date hereof through the Closing Date, no public release, announcement or statement concerning the terms hereof or transactions contemplated hereby shall be issued or made by any party hereto without the prior consent of the other party hereto (which consent shall not be unreasonably withheld), except as such release, announcement or statement (x) may, in the judgment of the releasing party, based upon an opinion of legal counsel to such party, be required by law or the rules or regulations of any United States securities exchange applicable to such releasing party, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance or (y) is made in accordance with the Communications Plan attached hereto as Exhibit 8.4.

        14.4.  Assignment; Parties in Interest.

               14.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party and any attempt to do so will be void and of no effect. Notwithstanding the foregoing, Buyer may, without consent of Company, designate any one or more of its direct or indirect wholly owned subsidiaries ("Buyer's Designees") to purchase a portion of the Purchased Assets and to assume a portion of the Assumed Liabilities, and Buyer's Designees shall be entitled to the benefit of the representations, warranties, covenants and agreements, to the extent applicable, made by Company in this Agreement or any document or instrument executed and delivered pursuant hereto; provided, however, that Buyer shall remain liable for all of its obligations under this Agreement to which such designation relates.

               14.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, solely the parties hereto and their respective successors and permitted assigns. Nothing contained herein is intended or shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement, other than a person entitled to indemnification under Article 11.

        14.5. Equitable Relief. The parties hereto agree that any breach of Company's obligation to consummate the sale of the Purchased Assets on the Closing Date and to execute and deliver the Ancillary Agreements, any breach of Buyer's obligation to consummate the sale of the Purchased Assets on the Closing Date and to execute and deliver the Ancillary Agreements, any breach of any noncompetition obligation imposed by Section
   7.5 or any breach by a party of its obligations imposed by Section 7.7, will result in irreparable injury to the nonbreaching party for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to the nonbreaching party for such breach and regardless of any other provision contained in this Agreement, the nonbreaching party shall be entitled to such injunctive and other equitable relief as a court may grant. This Section 14.5 shall not be construed to limit the nonbreaching party's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

        14.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules or conflicts of laws principles that may cause the application of the laws of another jurisdiction.

        14.7. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement only by a written instrument duly executed by or on behalf of each party hereto.

        14.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands, requests and other communications are as follows:

               (a)       If to Company, to:

                         General Electric Company
                         1636 Broadway, Bldg. 31-1
                         Ft. Wayne, Indiana  46802
                         Attention: Mr. Paul A. Boggs
                         Facsimile: (219) 439-3220

                         (with a copy to)

                         General Electric Company
                         6465 East Johns Crossing, Suite 300
                         Duluth, Georgia  30097
                         Attention: Mr. Ralph A. Ford
                         Facsimile: (770) 999-7090

                         (and to)

                         King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia  30303-1763
                         Attention: Mr. Hector E. Llorens, Jr.
                         Facsimile: (404) 572-5149

   or to such other person or address as Company shall furnish to Buyer in writing.

               (b)       If to Buyer, to:

                         A. O. Smith Corporation
                         11270 West Park Place
                         P.O. Box 23972
                         Milwaukee, Wisconsin  53223-0972
                         Attention:  Mr. Glen R. Bomberger
                         Facsimile:  (414) 359-7450

                         (with a copy to)

                         A. O. Smith Corporation
                         11270 West Park Place
                         P.O. Box 23972
                         Milwaukee, Wisconsin  53223-0972
                         Attention:  Mr. W. David Romoser
                         Facsimile:  (414) 359-7450

                         (and to)

                         Foley & Lardner
                         777 East Wisconsin Avenue
                         Milwaukee, Wisconsin  53202-5367
                         Attention:  Mr. Patrick G. Quick
                         Facsimile:  (414) 297-4900

   or to such other person or address as Buyer shall furnish to Company in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery and confirmation of receipt); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

        14.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               14.9.(a) Brokerage. Buyer agrees to indemnify and hold Company harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer or Buyer's representatives in connection with the execution of this Agreement or the Ancillary Documents or the transactions provided for herein or therein. Company agrees to indemnify and hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Company or Company's representatives in connection with the execution of this Agreement or the Ancillary Documents or the transactions provided for herein or therein.

               14.9.(b) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following all fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

               14.9.(c) Transfer Taxes. Buyer and Company shall each pay 50% of any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

               14.9.(d) Consent Fees. Buyer and Company shall each pay 50% of any consent fees, royalties or similar payments, if any, required to be paid in connection with the transfer of the Purchased Assets (including any interest charge or penalty with respect thereto, but excluding prepayment penalties or fees associated with any leases) without regard to whether such expenses are imposed on Buyer or Company, or any one of them, except that neither party shall be liable for consent fees, royalties or similar payment incurred without the party's consent, which consent shall not be unreasonably withheld or delayed.

               14.9.(e) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

        14.10. Negotiation. In the event of any dispute or disagreement between Company and Buyer as to the interpretation of any provision of, or the performance of obligations under, this Agreement (except for such disputes or disagreements regarding the Final Closing Balance Sheet, which shall be resolved exclusively pursuant to Section 3.3.(d)), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, Buyer and Company shall be free to exercise the remedies available to them under this Agreement or otherwise. Notwithstanding anything to the contrary set forth in this Section 14.10, if Company or Buyer determine in good faith that delay in the exercise of any remedies available to it under this Agreement or otherwise during the 30 calendar day period referenced in the immediately preceding sentence would result in material harm or prejudice to it or its interests, it shall be free to exercise such remedies prior to the expiration of such 30 calendar day period.

        14.11. Interpretive Provisions. Whenever used in this Agreement, "to Company's knowledge," "to the best of Company's knowledge" or "to the knowledge of Company" shall mean the knowledge of Larry Reynolds, Debby Berg and the senior management personnel responsible for the operations of the Business (including without limitation those located at the Facility) and the employees of Company responsible for the negotiation of this Agreement.

        14.12. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement dated October 2, 1997 and the related letter agreements dated January 14, 1998, February 26, 1998 and May 13, 1998, between Buyer and Company, as amended (collectively, the "Confidentiality Agreements"), the Joint Defense Agreement executed on behalf of Buyer and Company on February 10, 1998, the Ancillary Agreements and the letter agreement dated May 13, 1998, between Buyer and Company, relating to certain payment obligations by Buyer, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        14.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.14. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                A. O. SMITH CORPORATION
                                ("Buyer")



                                By: /s/ W. David Romoser
                                    Title:  Vice President


                                GENERAL ELECTRIC COMPANY
                                ("Company")



                                By: /s/ Ralph A. Ford
                                    Title:  General Counsel - GEICS